UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Esterline Technologies Corporation

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NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

ESTERLINE TECHNOLOGIES CORPORATION

500 108th Avenue NE

Bellevue, Washington 98004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held February 10, 2016

To the Shareholders of Esterline Technologies Corporation:

NOTICE IS HEREBY GIVEN that the 2016 annual meeting of shareholders for ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), will be held on Wednesday, February 10, 2016, at 10:30 a.m. (local time), at the Seattle offices of Perkins Coie LLP, 1201 Third Avenue, Suite 4900, Seattle, Washington, for the following purposes:

(1)	to elect as directors of the Company the four nominees named in the attached proxy statement;

(2)	to approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended October 2, 2015;

(3)	to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2016; and

(4)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on December 16, 2015, as the record date for determination of shareholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. Members of the Company’s management will not make any formal presentations as part of the annual meeting, but will be available to address questions from shareholders, as appropriate.

The Company’s Annual Report for fiscal year 2015 is provided for your convenience.

By order of the Board of Directors

/s/ Amy L. Watson
AMY L. WATSON
Associate General Counsel and
Corporate Secretary

December 29, 2015

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held February 10, 2016

This proxy statement, which is first being provided to shareholders on or about December 29, 2015, has been prepared in connection with the solicitation by the Board of Directors of Esterline Technologies Corporation (the “Company”) of proxies in the accompanying form to be voted at the 2016 annual meeting of shareholders of the Company to be held on Wednesday, February 10, 2016, at 10:30 a.m. (local time), at the Seattle offices of Perkins Coie LLP, 1201 Third Avenue, Suite 4900, Seattle, Washington 98101, and at any adjournment or postponement thereof. The Company’s principal executive office is at 500 108th Avenue NE, Suite 1500, Bellevue, Washington 98004.

Shareholders are being asked to vote on three proposals at the 2016 annual meeting:

(1)

to elect as directors of the Company four nominees: Paul V. Haack, Scott E. Kuechle and Curtis C. Reusser to the class of directors whose term will expire at the 2019 annual meeting of shareholders and Michael J. Cave to the class of directors whose term will expire in 2017 annual meeting of shareholders;

(2)	to approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended October 2, 2015; and

(3)	to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2016.

In addition, you may be asked to consider any other business properly presented at the 2016 annual meeting and any adjournment or postponement of the annual meeting. Members of the Company’s management will not make any formal presentations as part of the 2016 annual meeting, but will be available to address questions from shareholders, as appropriate.

The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may, without additional compensation, solicit the return of proxies by telephone, messenger, facsimile transmission or personal interview. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company may reimburse such persons for their expenses in so doing. The Company has retained MacKenzie Partners, Inc. to provide proxy solicitation services for a fee of $12,500, plus reimbursement of its out-of-pocket expenses.

Registered shareholders can vote in person, by Internet, by telephone or by mail, as described below. If you are a beneficial shareholder, please refer to the information forwarded by your broker, bank or other holder of record to see what options are available to you. Registered shareholders may cast their vote by:

(1)	Attending and voting in person at the annual meeting;

(2)

Accessing the Internet website specified in the Notice of Internet Availability and following the instructions provided on the website (or if printed copies of the proxy materials were requested, as specified in the printed proxy card);

(3)

Calling the telephone number specified in the Notice of Internet Availability and voting by following the instructions provided on the phone line (or if copies of the proxy materials were requested, as specified in the printed proxy card); or

(4)	Requesting a printed proxy card and completing, signing, dating and promptly mailing the proxy card in the envelope provided.

Any proxy given pursuant to the solicitation may be revoked at any time prior to being voted. A proxy may be revoked by the record holder or other person entitled to vote (a) by attending the meeting in person and voting the shares, (b) by executing another proxy dated as of a later date, or (c) by notifying the Secretary of the Company in writing, at the Company’s address set forth on the notice of the meeting, provided that such notice is received by the Secretary prior to the meeting date. All shares represented by valid proxies will be voted at the meeting. Proxies will be voted in accordance with the specification made therein or, in the absence of specification, in accordance with the provisions of the proxy.

The Board of Directors has fixed the close of business on December 16, 2015, as the record date for determining the holders of common stock of the Company (the “Common Stock”) entitled to notice of and to vote at the annual meeting. The

Common Stock is listed for trading on the New York Stock Exchange. At the close of business on the record date there were outstanding and entitled to vote 29,606,885 shares of Common Stock, which are entitled to one vote per share on all matters which properly come before the annual meeting.

The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote is required to constitute a quorum for the transaction of business at the meeting. The inspector of elections, who determines whether or not a quorum is present at the annual meeting, will count abstentions and broker non-votes, which are discussed further below, as shares of Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum. There must be a quorum for the meeting to be held. The Company has appointed Computershare as the inspector of elections for the annual meeting. Votes cast by proxy or in person at the annual meeting will be tabulated by the inspector of elections appointed for the annual meeting.

For Proposal One regarding the election of directors, each nominee must receive an affirmative vote of a majority of votes cast, either in person or represented by proxy at the meeting, to be elected to the Board of Directors. Shareholders are not entitled to cumulate votes in electing directors. For Proposal Two (regarding the advisory vote on the executive compensation of the Company’s named executive officers) and Proposal Three (regarding the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2016), the affirmative vote of a majority of the votes cast will be required for approval of the proposals. The votes on Proposal Two (regarding executive compensation) and Proposal Three (regarding the ratification of our independent auditors) are advisory in nature and are nonbinding.

Abstentions and broker non-votes will not be considered votes cast with respect to any of the Proposals and as a result, they will have no effect on the vote relating to those proposals. Broker non-votes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker does not exercise discretion to vote those shares on a particular matter. Brokers may not exercise discretion to vote shares as to non-routine matters, which at the 2016 annual meeting include the election of directors and the advisory votes on executive compensation. Brokers may exercise discretion to vote shares as to which instructions are not given with respect to routine matters, which at the 2016 annual meeting includes the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

PROPOSAL ONE:

ELECTION OF DIRECTORS

The Company’s Amended and Restated Bylaws provide for a board of directors that consists of not less than seven (7) or more than twelve (12) members, as may be fixed from time to time by the Board of Directors. The Company’s Restated Certificate of Incorporation provides that the directors will be divided into three classes, with the classes serving for staggered, three-year terms such that approximately one-third of the directors are elected each year.

Majority Voting in Director Elections

Pursuant to the Company’s Amended and Restated Bylaws, a director nominee is elected to the Board if the votes cast for the nominee exceed the votes cast against the nominee. Abstentions will have no effect on the election of directors since only votes “For” or “Against” a nominee will be counted.

Under the Company’s Corporate Governance Guidelines, the Board will nominate only those persons who tender, in advance, irrevocable resignations, which are effective upon a director’s failure to receive the required vote at any annual meeting at which they are nominated for re-election and Board acceptance of the resignation. The Board will act on the resignation, taking into account the recommendation of the Nominating & Corporate Governance Committee, and publicly disclose its decision within 90 days from the date of the certification of the election results. Any director who tenders such a resignation in accordance with the Corporate Governance Guidelines will not participate in the Nominating & Corporate Governance Committee recommendation or Board decision on the resignation. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board as provided for and in accordance with the Bylaws.

The Board of Directors recommends a vote FOR its director nominees named below.

Information as to each nominee and each director whose term will continue after the 2016 annual meeting is provided below. Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy to vote shares represented by properly executed proxies FOR the election of the nominees named below. The Board of Directors knows of no reason why any of its nominees will be unable or unwilling to serve. If any nominee becomes unavailable to serve, the Board of Directors intends for the persons named as proxies to vote for the election of such other persons, if any, as the Board of Directors may recommend.

Nominees to the class of directors whose term will expire at the 2019 annual meeting:

Paul V. Haack

Senior Partner (Retired), Deloitte & Touche LLP. Age 65.

Prior to 2006, Mr. Haack was a Senior Partner with Deloitte & Touche LLP (an international public accounting firm). He is currently a trustee of the University of Montana Foundation. He has been a director of the Company since 2006.

During his tenure at Deloitte, Mr. Haack was a leader of its Aerospace and Defense Practice, which provided him with knowledge and experience relevant to the Company’s industry. Mr. Haack also gained extensive experience in complex mergers and acquisitions and capital structure issues from his career at Deloitte, and from his tenure as director and Audit Committee Chair at SonoSite, including during Sonosite’s successful sale to FujiFilm for which he served on the Transaction Committee. As a practicing CPA for 33 years, he has extensive expertise in finance, accounting and regulatory matters related to financial reporting, and has experience with the complexities of doing business overseas. The broad skillset he brings to the Board enhances the Board’s oversight of financial reporting, enterprise risks, as well as the Company’s strategy in the markets in which the Company operates and positions him well to serve as the Company’s lead independent director.

Scott E. Kuechle

Executive Vice President and Chief Financial Officer (Retired), Goodrich Corporation. Age 56.

Prior to July 2012, Mr. Kuechle was the Executive Vice President and Chief Financial Officer of Goodrich Corporation (an aerospace and defense company) since August 2005. He is also a director of Kaman Corporation and Wesco Aircraft Holdings, Inc. He has been a director of the Company since 2012.

Mr. Kuechle’s extensive experience within the aerospace and defense industry during his 29-year tenure at Goodrich and ongoing board experience at two other aerospace public companies provide relevant and valuable insights to the Board’s oversight of the Company’s strategic plans and initiatives. This industry experience, coupled with his deep expertise in corporate finance, mergers and acquisitions, and financial controls and analysis, provide the Board with a powerful skillset to draw upon as the Company continues to execute its strategic plan with a focus on organic growth, good-fit mergers and acquisitions, and operational excellence. In addition, Mr. Kuechle’s experience in complex corporate finance matters, including capital allocation, strengthen the Audit Committee’s oversight of audit, financial reporting and financial risk matters.

Curtis C. Reusser

Chairman, President and Chief Executive Officer, Esterline Technologies Corporation. Age 55

Mr. Reusser has been Chairman, President and Chief Executive Officer of the Company since March 2014. Prior to that time, he was President and Chief Executive Officer of the Company from October 2013 to March 2014. Previously, he was President, Aircraft Systems of UTC Aerospace Systems for United Technologies Corporation (“UTC”) (a provider of a broad range of high-technology products and services to the global aerospace and building systems industries) from July 2012 to October 2013. Prior to that time, he was President of the Electronic Systems segment of Goodrich Corporation (an aerospace and defense company that was acquired by UTC in July 2012) from January 2008 to July 2012. He has been a director of the Company since 2013.

Mr. Reusser brings to the Board over 30 years of experience in the aerospace and defense industry, which significantly strengthens the Board’s oversight of the development and execution of the Company’s strategic plans and initiatives. With his engineering background and substantive leadership experience at Goodrich Corporation and United Technologies Corporation, Mr. Reusser adds a “hands-on” dynamic to the Board. Mr. Reusser has direct experience in growing and leading businesses that are complementary to Esterline’s, including sensors and systems, power systems, and intelligence, surveillance, and reconnaissance. Mr. Reusser’s extensive and relevant industry experiences and experience in merger and acquisition transactions add significantly to the Board’s oversight of the Company’s global operations, operational excellence initiatives, strategic transactions and strategy deployment.

Nominee to the class of directors whose term will expire at the 2017 annual meeting:

Michael J. Cave

Senior Vice President (Retired), The Boeing Company.

President (Retired), Boeing Capital Corporation. Age 55.

Mr. Cave served as a Senior Vice President of The Boeing Company (a leading aerospace company and manufacturer of commercial jetliners and military aircraft), from January 2010 to May 2014. During this same time period, he also served as President of Boeing Capital Corporation (a wholly owned Boeing subsidiary that is primarily responsible for arranging, structuring and providing financing for Boeing’s commercial airplane and space and defense products). Prior to that time, he served as Senior Vice President of Business Development and Strategy at The Boeing Company, as well as Vice President of Business Strategy & Marketing of Boeing Commercial Airplanes from 2006 until late 2009. He is also a director of AirCastle Ltd., Ball Corporation and Harley Davidson. He has been a director of the Company since November 2015.

Mr. Cave’s skills, expertise and experience in financial services, strategic planning, operations management and business development he gained through senior leadership roles at The Boeing Company make him a valuable member of the Board. His insights into the various products under development and entering production at aerospace original equipment manufacturers and the many high-level customer relationships that he developed in his time at Boeing are particularly helpful in guiding the Company on strategic matters. In addition, Mr. Cave provides the benefits of service on the boards of other publicly traded companies and has significant experience with mergers and acquisitions, including integration of newly acquired businesses, which enhances the Board’s strategic transaction oversight resources.

Continuing directors:

Delores M. Etter

Professor, Department of Electrical Engineering

Distinguished Fellow, Darwin Deason Institute for Cyber Security

Southern Methodist University, Dallas, TX. Age 68.

Dr. Etter has been a member of the Department of Electrical Engineering at Southern Methodist University since June 2008. She holds the Caruth Professorship in Engineering Education and is a Distinguished Fellow in the Darwin Deason Institute for Cyber Security. Dr. Etter is a member of the National Academy of Engineering, a former member of the National Science Board, and a Fellow of the Institute of Electrical and Electronic Engineers. She is also a director of Stantec Inc. She has been a director of the Company since 2010 and her current term expires in 2018.

Dr. Etter has had multiple, substantive experiences within the U.S. Department of Defense, including serving as the Assistant Secretary of the Navy for Research, Development, and Acquisition, and as the Deputy Under Secretary of Defense for Science and Technology, as well as serving on the faculty at public and private academic institutions. These experiences, coupled with her deep technical knowledge in the areas of sensors and software, and her familiarity with the Joint Strike Fighter and other military aircraft enable Dr. Etter to provide insight and guidance to management and the Board.

Anthony P. Franceschini

President and Chief Executive Officer (Retired), Stantec Inc. Age 64.

Prior to May 2009, Mr. Franceschini was the President and Chief Executive Officer of Stantec Inc. (an engineering, architecture and related professional services design firm), having held such positions since June 1998. He has served and continues to serve as a director of Stantec Inc. since March 1994. He is chairman of the board for ZCL Composites Inc. and also a director of Aecon Group Inc. and two other private companies. He has been a director of the Company since 2002 and his current term expires in 2017.

Mr. Franceschini has substantive experience in the area of mergers and acquisitions, having guided Stantec Inc. through a period of significant growth facilitated through many successful acquisitions, which enhances the Board’s oversight of strategic transactions and other growth plans. His understanding of the acquisition process and post-acquisition integration is beneficial to the Board and management as acquisitions and effective integration of acquisitions remain key focus areas for the Company. Additionally, as a Canadian citizen, Mr. Franceschini’s familiarity with Canadian business and banking practices adds meaningful oversight of Esterline’s investments in Canada.

Mary L. Howell

Executive Vice President (Retired), Textron, Inc. Age 63.

Prior to January 2010, Ms. Howell was the Executive Vice President of Textron, Inc. (a multi-industry company serving aircraft, automotive, defense, industrial, and finance businesses), having held such position since August 1995. Ms. Howell is also a board member of the Atlantic Council of the United States, and Vectrus, Inc. She has been a director of the Company since 2011 and her current term expires in 2018.

Ms. Howell has extensive experience in the commercial and military markets that strengthen the Board’s oversight of the Company’s strategic plans. Her deep expertise in global operations, marketing, sales, business development and merger and acquisition transactions as well as her service on the boards of the National Association of Manufacturers and the Aerospace Industries Association enhance the Board’s oversight of strategic matters and enterprise risk. Further, her former experience as a board member of FM Global has given her insight to sophisticated risk management practices that contributes to the Board’s oversight of the Company’s complex global operations.

James J. Morris

Vice President, Engineering and Manufacturing (Retired), The Boeing Company. Age 67.

Prior to 2007, Mr. Morris was the Vice President, Engineering and Manufacturing, of the Commercial Airplane business segment of The Boeing Company (a leading aerospace company and manufacturer of commercial jetliners and military aircraft), having held such position since 2005. He is a Principal at J2 Ventures LLC and is a director of Héroux-Devtek Inc., JURA Corporation, and LORD Corporation. He has been a director of the Company since 2007 and his current term expires in 2017.

Mr. Morris’ 35 years of experience with Boeing and over 10 years of experience serving on multiple boards provides him with deep global industry knowledge, operational experience in the aerospace and defense industry and familiarity with public company governance that is difficult to replicate. His general management experience as General Manager of Boeing’s Helicopter Division and later as General Manager of Boeing’s 777, 767 and 747 programs, as well as a leader of the global Supplier Management and the Engineering and Manufacturing organization at Boeing enable him to provide insightful guidance to the Company’s strategic direction and growth plans and its response to the challenges facing a global company. These experiences have provided Mr. Morris a unique understanding of the complexities involved in the dynamics of a low volume, high mix engineering and manufacturing environment found in Esterline’s operations.

Gary E. Pruitt

Chairman (Retired), Univar Inc. Age 65.

Prior to November 2010, Mr. Pruitt was the Chairman of Univar Inc. (a leading chemical distributor), having held such position since June 2002. He is also a director of Itron, Inc., Premera Blue Cross, and PS Business Parks, Inc., and is a trustee of Public Storage, Inc. He has been a director of the Company since 2009 and his current term expires in 2018.

Mr. Pruitt brings extensive knowledge of growing and directing large, complex, global companies gained through experience in CEO and Chairman roles at international public companies that enhances the Board’s oversight of the Company’s complex global operations. Mr. Pruitt also has significant experience in mergers and acquisitions, capital structure, treasury management and international finance and taxation that is valuable to the Board’s oversight of strategic transactions and the Company’s complex organizational tax structure. Mr. Pruitt’s significant experience over the years as a director for multiple public companies enable him to provide meaningful insight into Board function, governance and oversight responsibilities, and his experience with manufacturing companies strengthens the Board’s oversight of the Company’s operational excellence initiatives.

OTHER INFORMATION AS TO DIRECTORS

Director Compensation

The following table describes the compensation earned by persons who served as non-employee directors during fiscal 2015. Employees of the Company serving on the Board or committees received no additional compensation for such service. Mr. Cave was elected to the Board in November 2015 and did not serve or earn any fees in fiscal 2015.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation $	Total ($)
Delores M. Etter	$82,500	$110,000	$—	$192,500
Anthony P. Franceschini	75,000	110,000	—	185,000
Paul V. Haack	100,000	110,000	—	210,000
Mary L. Howell	90,000	110,000	—	200,000
Scott E. Kuechle	88,750	110,000	—	198,750
Jerry D. Leitman (3)	36,250	—	—	36,250
James J. Morris	87,500	110,000	—	197,500
Gary E. Pruitt	80,000	110,000	—	190,000
Henry W. Winship IV (3)	35,000	—	—	35,000

(1)	Amounts in this column represent retainers and chair fees.

(2)	Amounts in this column represent the aggregate grant date fair value of awards granted during fiscal 2015, computed in accordance with Accounting Standards Codification Topic 718 (ASC 718).

(3)	Mr. Leitman retired from the Board effective March 11, 2015, and Mr. Winship resigned from the Board effective March 11, 2015.

The Compensation Committee reviews director remuneration periodically, and seeks information and advice from its compensation consultant, Semler Brossy, to assist the Committee’s consideration. Typically, the Committee reviews and considers current market benchmark information concerning practices common among the then-current peer group the Company references for purposes of making executive pay comparisons, and based on public company practices more generally. Following this practice, the Committee reviewed, but made no changes to director compensation in fiscal 2015. In general, the Committee believes the current director remuneration program: (1) is competitive; (2) retains a sound balance between equity-based compensation and cash fees; and (3) focuses on directors’ overall stewardship responsibility to the Company by better linking pay to the role each director holds, rather than paying for discrete activity, such as meeting attendance fees. The Company paid the cash fees to non-employee directors set forth below:

Non-Employee Director Annual Retainer	$55,000
Lead Independent Director Additional Annual Retainer	25,000
Audit Committee Member Annual Retainer	12,500
Audit Committee Chair Additional Annual Retainer	12,500
Compensation Committee Member Annual Retainer	7,500
Compensation Committee Chair Additional Annual Retainer	7,500
Regulatory Compliance Subcommittee Member Annual Retainer	7,500
Regulatory Compliance Subcommittee Committee Chair Additional Annual Retainer	7,500
Nominating & Corporate Governance Committee Member Annual Retainer	5,000
Nominating & Corporate Governance Committee Chair Additional Annual Retainer	5,000
Strategy & Technology Committee Member Annual Retainer	7,500
Strategy & Technology Committee Chair Additional Annual Retainer	5,000

All annual retainers are paid quarterly in arrears. The Company also reimburses non-employee directors for reasonable expenses incurred in attending Board and committee meetings.

In addition, the Company makes an annual issuance of fully-paid Common Stock to each non-employee director serving on the Board the day after each annual meeting of shareholders. In fiscal 2015, each non-employee director who continued service on the Board after the annual meeting date was issued $110,000 of fully-paid Common Stock, an increase of $10,000 over the value of Common Stock issued in fiscal 2014. The number of shares of Common Stock issued is determined based on the closing price of our Common Stock on the date of the annual meeting, as reported in the Wall Street Journal the following day. During fiscal 2015, shares to non-employee directors were issued under the Company’s 2013 Equity Incentive Plan. Board policy requires non-employee directors to acquire and hold shares of the Company’s Common Stock that are equal to or greater in value than five times the amount of the annual cash retainer for Board service, which is currently $55,000, as described above. All non-employee directors, other than Mr. Kuechle and Mr. Cave, are to achieve this stock ownership level by the end of the second fiscal quarter of 2017, and met the share ownership requirement as of the end of fiscal 2015. Mr. Kuechle is to achieve the required ownership level by the fifth anniversary of his election to the Board, or December 2017, and met the share ownership requirement as of the end of fiscal 2015. Mr. Cave is to achieve the required ownership level by the fifth anniversary of his election to the Board, or November 2020.

Board and Board Committees

There were eight meetings of the Board of Directors during fiscal 2015. During fiscal 2015, each director attended at least 75% of the total number of meetings of the Board of Directors and Board committees of which he/she was a member.

The Board recognizes that there is no single best approach to the structure of Board leadership and therefore, our Corporate Governance Guidelines provide that there shall be a Chairman of the Board who may or may not be a member of management. In the event the Chairman is a member of management, a Lead Independent Director shall be selected from among the non-management directors. This gives the Board the flexibility to structure the Board’s leadership in the best interests of the Company. Currently, Mr. Reusser serves as the Chairman of the Board, and due to Mr. Reusser’s current position with the Company, Mr. Haack currently serves as the Lead Independent Director.

The Chairman of the Board, if a non-management director, presides over executive sessions of non-management directors, which are held on a regular basis, generally at each scheduled Board meeting. Because the Chairman of the Board is an employee of the Company, the Lead Independent Director, Mr. Haack, presides over the sessions. Non-management directors who are considered independent under the NYSE independence listing standards also meet in executive session at least once annually. In addition, the Audit Committee has adopted the practice of reserving time at each meeting to meet without members of Company management present. The Compensation Committee and the Nominating & Corporate Governance Committee also have adopted a similar practice of meeting periodically without members of Company management present.

Board’s Role in Risk Oversight. The Company has traditionally identified and evaluated risk as part of its annual strategic planning process (carried out through its business units) and will continue to do so. Beginning in 2009, the Company developed and implemented an enterprise risk management program (“ERM”) which incorporates the business unit risk assessments. The Company’s ERM program is a systematic approach to risk assessment and mitigation, which is designed to measure, manage and aggregate risks on an enterprise-wide basis. Under the Company’s ERM program, management identifies various risks facing the Company and assesses such risks by likelihood of occurrence and potential impact on earnings. Management has the responsibility for developing an action plan to address, mitigate or monitor such risks. Management updates the ERM program annually to reassess existing risk profiles and to identify new risks that may need to be incorporated into the assessment.

In fiscal 2015, the Board of Directors retained overall responsibility for overseeing risk assessment in light of the interrelated nature of the elements of risk, rather than delegating this responsibility to a Board committee. As described below, the Board receives assistance from certain of its committees for the identification and monitoring of those risks that are related to the committees’ areas of focus as described in each committee charter. The Board and its committees exercise their risk oversight function by carefully evaluating management reports and making inquiries of management regarding material risk exposures and the steps taken to control such exposure.

The Audit Committee reviews risks related to internal controls, disclosure, financial reporting, and legal and compliance activity. Among other processes, the Audit Committee meets regularly in executive sessions with our internal and external auditors as well as the Chief Financial Officer, Chief Accounting Officer, and the General Counsel. In addition, the Audit Committee formed a Regulatory Compliance Subcommittee in August 2013 to support and enhance the Audit Committee’s oversight of the Company’s risk management and related activities associated with trade compliance. More specifically, the Subcommittee was delegated the authority to oversee the Company’s compliance activities and program development resulting from its obligations under the Consent Agreement entered into in March 2014 with the U.S. Department of State’s Directorate of Defense Trade Controls Office of Defense Trade Controls Compliance (DDTC) to resolve alleged International Traffic in Arms Regulations (ITAR) civil violations.

The Compensation Committee reviews risks associated with the Company’s compensation programs, to ensure that incentive compensation arrangements for employees do not encourage inappropriate risk taking, as described more fully under the Statement Regarding Compensation Practices section in this proxy statement on page 31.

Attendance at the Annual Meeting. The Board of Directors currently does not have a policy with regard to director attendance at the Company’s annual shareholders meeting; however, it schedules the second fiscal quarter meeting of the Board of Directors on the same date as the annual shareholders meeting to facilitate director attendance at the annual meeting. All but one of the Company’s directors then-serving as a director attended the annual shareholders meeting in 2015.

Board Independence. The Board has reviewed the relationships between the Company and each director and has determined that a majority of the directors are independent for purposes of the NYSE corporate governance listing standards. In accordance with these listing standards, the Board adopted its own set of specified criteria, identified in the Company’s Corporate Governance Guidelines which are posted on the Company’s website at www.esterline.com under the Corporate Governance tab, to assist it in determining whether any relationship between a director and the Company impairs independence. Using the adopted criteria, the Board affirmatively determined that all of the directors, other than Mr. Reusser, are independent under the NYSE listing standards. Mr. Reusser does not meet NYSE independence listing standards due to his current positions as Chairman, President and Chief Executive Officer of the Company.

The Audit Committee currently consists of directors Kuechle (Chairman), Haack, Howell, and Morris, each of whom is independent in accordance with applicable rules promulgated by the Securities and Exchange Commission (“SEC”) and NYSE listing standards. The Audit Committee selects and retains the independent registered public accounting firm to audit the Company’s annual financial statements, approves the terms of the engagement of the independent registered public accounting firm and reviews and approves the fees charged for audits and for any non-audit assignments. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is posted on the Company’s website at www.esterline.com under the Corporate Governance tab. The Audit Committee’s responsibilities also include, among others, overseeing (1) the integrity of the Company’s financial statements, which includes reviewing the scope and results of the annual audit by the independent registered public accounting firm, any recommendations of the independent registered public accounting firm resulting therefrom and management’s response thereto and the accounting principles being applied by the Company in financial reporting, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, (4) the performance of the Company’s internal auditors and the independent registered public accounting firm, and (5) such other related matters as may be assigned to it by the Board of Directors. The Audit Committee met eight times during fiscal 2015.

The Board of Directors has determined that Messrs. Haack and Kuechle each qualify as an “audit committee financial expert” as defined in Item 407 of Regulation S-K promulgated by the SEC and that each Audit Committee member has accounting and financial management literacy under NYSE listing standards.

In August 2013, the Audit Committee formed a Regulatory Compliance Subcommittee to support and enhance the Audit Committee’s oversight of the Company’s risk management and related activities associated with trade compliance. The Subcommittee’s oversight is focused on the Company’s compliance activities resulting from its obligations under the Consent Agreement. The Regulatory Compliance Subcommittee currently consists of directors Howell (Chair), Etter, Kuechle and Morris.

The Compensation Committee currently consists of directors Franceschini (Chairman), Etter, Haack, and Pruitt, each of whom is independent in accordance with applicable NYSE listing standards. The Compensation Committee develops, evaluates and recommends to the independent members of the Board for its approval corporate goals and objectives relevant to the compensation of the Chief Executive Officer; evaluates the Chief Executive Officer’s performance and that of other corporate officers in light of corporate goals and objectives; develops, evaluates and recommends the form and level of compensation for the CEO and other officers of the Company; recommends compensation for Board members; oversees the Company’s succession planning process; and is responsible for performing the other related responsibilities set forth in its written charter, which is posted on the Company’s website at www.esterline.com under the Corporate Governance tab. The Compensation Committee also administers the Company’s equity and incentive compensation plans for officers and senior corporate management, which includes recommending amendments to such plans. When appropriate, the Compensation Committee may form and delegate authority to subcommittees, or may delegate authority to one or more designated members of the Board or to corporate officers. The Chief Executive Officer, the Vice President and Chief Human Resources Officer, and the Vice President & General Counsel are non-voting advisors to the Compensation Committee from whom the Compensation Committee solicits and considers recommendations as to compensation for the other executive officers as well as other matters related to the Company’s executive compensation program.

The Compensation Committee has the sole authority from the Board of Directors for the appointment, compensation, and oversight of the Company’s outside executive and director compensation consultant. The Compensation Committee has engaged Semler Brossy, an independent executive compensation consultant, to: (1) review and develop compensation program recommendations for Company executives and directors; (2) provide and analyze benchmark compensation data for executive officers and directors from peer companies and from general compensation surveys; (3) advise the Committee on compensation levels for executive officers and directors; and (4) provide analysis and recommendations related to the design of executive incentive plans. Semler Brossy does no other work for and has no other business relationships with Esterline. The firm reports directly to the Committee, and the Committee may replace the firm or hire additional consultants at any time. A representative of the firm attends meetings of the Committee, upon request, and communicates with the Committee chair between meetings. The Compensation Committee met five times and acted by unanimous consent in lieu of a meeting once during fiscal 2015.

The Nominating & Corporate Governance Committee currently consists of directors Etter (Chair), Franceschini, and Pruitt, each of whom is independent in accordance with applicable NYSE listing standards. The Nominating & Corporate Governance Committee recommends director candidates to the entire Board, oversees the evaluation of the Board of Directors and Company management, develops and monitors corporate governance principles, practices and guidelines for the Board of Directors and the Company, and is responsible for performing the other related responsibilities set forth in its written charter, which is posted on the Company’s website at www.esterline.com under the Corporate Governance tab. The Nominating & Corporate Governance Committee met five times during fiscal 2015.

The Executive Committee currently consists of directors Reusser (Chairman), Franceschini, Haack, and Pruitt. The Executive Committee reviews matters that might, at some future time, become items for consideration of the entire Board of Directors and acts on behalf of the entire Board of Directors between its meetings.

The Strategy & Technology Committee currently consists of directors Morris (Chairman), Etter, Howell, and Kuechle. The Strategy & Technology Committee reviews and makes recommendations to the Board of Directors regarding business and technology acquisition opportunities, monitors and evaluates the execution and performance of significant new product and technology launches, and monitors and evaluates the Company’s research and development programs.

Director Nominations and Qualifications

In accordance with the Company’s Amended and Restated Bylaws, any shareholder entitled to vote for the election of directors at the annual meeting may nominate persons for election as directors at the 2016 annual shareholders meeting only if the Corporate Secretary receives written notice of any such nominations no earlier than September 19, 2016, and no later than October 20, 2016. Such nominations should be sent to: Esterline Technologies Corporation, Attn: Corporate Secretary, 500 108th Avenue NE, Suite 1500, Bellevue, WA 98004 and comply with the requirements set forth in our Bylaws.

The Chairman of the Board, other directors or senior management of the Company may also recommend director nominees. The Nominating & Corporate Governance Committee will evaluate recommended director nominees, including those that are submitted to the Company by a shareholder, taking into consideration certain criteria such as business or community leadership experience, policy-making experience, record of accomplishments, personal integrity and high moral responsibility, capacity to evaluate strategy and reach sound conclusions and current Board composition. In addition, prospective directors must have time available to devote to Board activities and be able to work well with the Chief Executive Officer and other members of the Board. Although there is no formal diversity policy in place, the Company and the Nominating & Corporate Governance Committee value board members with varying viewpoints, backgrounds, and experiences. They consider candidates’ diverse backgrounds as a favorable asset in identifying nominees for director.

One new director nominee, Michael J. Cave, is being presented to the shareholders for election at the Annual Meeting. Mr. Cave was initially identified as a potential nominee by one of the Company’s directors. Pursuant to the process described above, the Nominating and Corporate Governance Committee evaluated Mr. Cave as a director nominee as part of an internal search process for potential candidates overseen by the Committee. Following this process, Mr. Cave was recommended for appointment to the Board of Directors by the Nominating and Corporate Governance Committee.

The Company did not receive any shareholder nominations for directors to be considered by the Nominating & Corporate Governance Committee for the 2016 annual shareholders meeting.

Communications with the Board

Shareholders, and other interested parties, may contact Mr. Reusser, as the Chairman, Mr. Haack, as the Lead Independent Director, the non-management directors as a group, the Board of Directors as a group or an individual director by the following means:

Email:	boardofdirectors@esterline.com

Mail:	Board of Directors
Attn: Lead Independent Director or Corporate Secretary
Esterline Technologies Corporation
500 108th Avenue NE, Suite 1500
Bellevue, WA 98004

Each communication should clearly specify the name of the individual director or group of directors to whom the communication is addressed. Communications sent by email are delivered directly to the Lead Independent Director and to the Corporate Secretary, who will promptly forward such communications to the specified director addressees. Communications sent by mail will be promptly forwarded by the Corporate Secretary to the specified director addressee or, if such communication is addressed to the full Board of Directors, to the Chairman of the Board and the Lead Independent Director, who will promptly forward such communication to the full Board of Directors. Shareholders wishing to submit proposals for inclusion in the proxy statement relating to the 2017 annual shareholders meeting should follow the procedures specified under Shareholder Proposals for 2017 in this proxy statement. Shareholders wishing to nominate or recommend directors should follow the procedures specified under the Other Information as to Directors—Director Nominations and Qualifications section above.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to its accounting and financial employees, including the Chief Executive Officer and Chief Financial Officer. This code of ethics, which is included as part of the Company’s Code of Business Conduct and Ethics that applies to the Company’s employees and directors, is posted on the Company’s website at www.esterline.com under the Corporate Governance tab. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to or waiver from application of the code of ethics provisions of the Code of Business Conduct and Ethics that applies to the Chief Executive Officer or the Chief Financial Officer, and any other applicable accounting and financial employee, by posting such information on its website at www.esterline.com under the Corporate Governance tab.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of Common Stock as of December 16, 2015, by (i) each person or entity who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company’s directors, (iii) each of the Company’s Named Executive Officers who are further defined in the Compensation Discussion and Analysis section of this proxy statement on page 12 (“NEOs”) and (iv) all directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class
First Pacific Advisors, LLC 11601 Wilshire Boulevard, Suite 1200, Los Angeles, CA 980025	3,168,360	(3)	10.7%
BlackRock, Inc 40 East 52nd Street, New York, NY 10022	2,748,406	(4)	9.3%
Dimensional Fund Advisors LP Palisades West – Bldg. One, 6300 Bee Cave Road, Austin, TX 78746	2,341,819	(5)	7.9%
The Vanguard Group, Inc 100 Vanguard Boulevard., Malvern, PA 19355	1,761,717	(6)	6.0%
MSD Capital, L.P 645 Fifth Avenue, 21st Floor, New York, NY 10022	1,624,578	(7)	5.5%
Robert D. George	148,728	(8)	*
Marcia J. Mason	55,776	(8)	*
Frank E. Houston	53,735	(8)	*
Curtis C. Reusser	38,824	(8)	*
Albert S. Yost	23,963	(8)	*
Paul V. Haack	21,802		*
Anthony P. Franceschini	17,043		*
James J. Morris	15,269		*
Alain M. Durand	11,187	(8)	*
Delores M. Etter	9,306		*
Gary E. Pruitt	7,481		*
Mary L. Howell	7,171		*
Scott E. Kuechle	3,331		*
Paul P. Benson	1,625	(8)	*
Michael J. Cave	—		*
Directors, nominees and executive officers as a group (16 persons)	415,241	(8)	1.4%

*	Less than 1%

(1)	Unless otherwise indicated, the business address of each of the shareholders named in this table is Esterline Technologies Corporation, 500 108th Avenue NE, Suite 1500, Bellevue, Washington 98004.

(2)

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of Common Stock subject to options currently exercisable or exercisable within 60 days after January 13, 2015, are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of December 16, 2015, there were 29,606,885 shares of Common Stock outstanding. Unless otherwise indicated in the footnotes to this table, the person and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(3)

The information on the number of shares held is based upon a Schedule 13G filed on October 9, 2015, on behalf of First Pacific Advisors, LLC (“FPA”). Based upon such filing, FPA beneficially owns 3,168,360 shares.

(4)

The information on the number of shares held is based on a Schedule 13G filed on January 22, 2015, on behalf of BlackRock, Inc. (“BlackRock”). Based upon such filing, BlackRock beneficially owns 2,748,406 shares.

(5)

The information on the number of shares held is based upon a Schedule 13G filed on February 5, 2015, on behalf of Dimensional Fund Advisors LP (“Dimensional”). Based upon such filing, Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. These investment companies and investment vehicles are the “Funds.” In its role as investment advisor or investment manager, Dimensional possessed sole voting and investment power over all of the shares. The Funds own all of the shares, and Dimensional disclaims beneficial ownership of such shares. Dimensional has sole voting power over 2,304,951 shares and sole dispositive power over 2,341,819 shares.

(6)

The information on the number of shares held is based upon a Schedule 13G filed on February 11, 2015, on behalf of The Vanguard Group (“Vanguard”). Based upon such filing, Vanguard beneficially owns 1,761,717 shares.

(7)

The information on the number of shares held is based upon a Schedule 13G filed on December 29, 2014, jointly and on behalf of MSD Capital, L.P., MSD Value Investments, L.P., and Michael S. Dell (collectively “MSD”). Based upon such filing, MSD beneficially owns 1,624,578 shares.

(8)

Includes shares subject to options granted under the Company’s 2004 Equity Incentive Plan and the Company’s 2013 Equity Incentive Plan which are exercisable currently or within 60 days of December 16, 2015, as follows: Mr. Reusser, 18,125; Mr. George, 137,450 shares; Mr. Benson, 1,625 shares; Ms. Mason, 50,675; Mr. Yost, 19,325 shares; Mr. Durand, 7,975 shares; Mr. Houston, 52,400 shares; and directors, nominees and executive officers as a group, 287,575 shares.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following discussion describes and analyzes Esterline’s compensation program for its NEOs. For fiscal 2015, our NEOs are:

•	Curtis C. Reusser, Chairman, President & Chief Executive Officer (“CEO”);

•	Robert D. George, Vice President, Chief Financial Officer (“CFO”), & Corporate Development;

•	Paul P. Benson, Vice President & Chief Human Resources Officer;

•	Marcia J. Mason, Vice President & General Counsel;

•	Albert S. Yost, President, Avionics & Controls Segment and Advanced Materials Segments;

•	Alain M. Durand, Former President, Sensors & Systems Segment; and

•	Frank E. Houston, Former President, Avionics & Controls Segment.

During fiscal 2015, Esterline experienced several management changes, as follows:

•

Mr. Benson was appointed as Vice President, Human Resources in December 2014, following the retirement of our former Vice President, Human Resources. Mr. Benson’s title was changed to Vice President & Chief Human Resources Officer in April 2015. Further details on the compensation arrangements with Mr. Benson are described below in this CD&A.

•	In March 2015, Mr. Yost’s responsibilities as Treasurer were transitioned to a newly created position of Senior Director, Investor Relations & Treasurer.

•

In August 2015, Esterline consolidated its senior operational leadership under two segment presidents, Mr. Yost and Mr. Roger A. Ross. The key leadership changes associated with this consolidation were the following:

•

Effective August 14, 2015, Mr. Houston retired as President, Avionics & Controls Segment, and entered into a Retirement Transition Agreement and Release with Esterline, which is further described below in this CD&A (the “Houston Agreement”).

•

Effective August 14, 2015, Mr. Durand resigned as President, Sensors & Systems Segment, and entered into a Transition Agreement and Release with Esterline, which is further described below in this CD&A (the “Durand Agreement”).

•

Mr. Yost assumed management responsibility for the Avionics & Controls segment effective August 15, 2015, in addition to his management responsibility for the Advanced Materials segment. Mr. Yost’s annual base pay was increased, and he was granted a restricted stock unit award in connection with his new responsibilities, as further described later in this CD&A.

•	Mr. Ross was appointed as the Company’s new President, Sensors & Systems Segment, effective August 24, 2015.

Executive Summary

The key events related to Company performance and resulting executive compensation decisions in fiscal 2015 are outlined briefly below and described more fully in later sections of this CD&A. As detailed further below, the Company experienced a challenging transitional year that included some difficult market conditions, continued execution on key initiatives to better position the Company for future growth and a transition to a new fiscal year end. The combination of these items contributed to financial performance that was lower than expectations, and consequently, payouts to our NEOs under the fiscal 2015 annual incentive plan and the long-term incentive plan (“LTIP”) were significantly below both target levels and prior year payouts.

In fiscal 2015, Esterline transitioned its fiscal year to end approximately one month earlier than in prior years. As a result, fiscal 2015 was an 11-month transition year that ended on October 2, 2015. All financial results for fiscal 2015 reported in this CD&A are for the 11-month period ending October 2, 2015, unless otherwise noted. In addition, for purposes of comparison in this CD&A, we used the financial results for the 11-month period ended September 26, 2014, as our financial results for fiscal 2014, unless otherwise noted.

Financial Performance Summary

The key aspects of our financial performance for fiscal 2015 were as follows:

•

The Company’s financial results for fiscal 2015 were down significantly from fiscal 2014 and below what the Company expected to achieve for the year as we ended with income from continuing operations of $96.7 million, or $3.10 per diluted share, which was down over 25% from fiscal 2014. Our financial performance was impacted by continued softness in defense markets, foreign exchange rate volatility, oil price realignment and stagnation of economic growth in Europe. In the face of these conditions, the Company generated very strong cash flows from operations in fiscal 2015 of $144.3 million, or approximately 149% of our fiscal 2015 income from continuing operations.

•

The Company continued to execute on the accelerated integration projects launched in fiscal 2014 and to invest in its compliance program, driven in significant part by the requirements of the Company’s Consent Agreement with the Department of State’s office of Defense Trade Control Compliance (“DTCC”), which was entered into in fiscal 2014.

•

In addition to the challenging market conditions and continued investment in our compliance program and efforts to complete the accelerated integration projects described above, we experienced several discrete events associated with corporate transactions that had a significant impact on our fiscal 2015 financial performance. The details of these events and their related impacts are described below in more detail under “Company Performance in Fiscal 2015” on page 20.

Key Compensation Decisions

•

Base salaries for NEOs, other than Messrs. Reusser and Benson, for 2015 were moderately increased from fiscal 2014 to acknowledge strength of individual performance and to align them more closely with the competitive market. Mr. Reusser received a 13.3% salary increase at the beginning of fiscal 2015 to reflect his strong performance in 2014 and to recognize that his salary was below the competitive market. Mr. Reusser did not receive a salary increase for fiscal 2016. Base salary for Mr. Benson was first established in connection with his appointment as an executive officer of the Company.

•

Our fiscal 2015 annual incentive program was based on earnings from continuing operations before interest and taxes (“EBIT”), return on sales (“ROS”), and the achievement of performance objectives under our strategic plan established at the beginning of the year. The EBIT target and ROS target for fiscal 2015, both of which anticipated the 11-month transition period for fiscal 2015, were $256.6 million and 13.6%, respectively. While there was no payout to the NEOs based on the Company’s financial performance, each NEO was paid 16.3% of target based on achievement of the pre-established strategic objectives.

•

The 2013–2015 performance cycle of the LTIP was based on average return on invested capital (“ROIC”) and earnings per share (“EPS”) growth, with three-year targets of 9.3% and 10%, respectively. Actual ROIC and EPS performance, including the adjustments described later in this CD&A, were below these targets. As a result, no payouts were made to our NEOs for the 2013–2015 performance cycle under the LTIP.

•	The Committee believes that the fiscal 2015 pay decisions were appropriate in light of the Company’s performance and that the overall pay program continues to align pay and performance over time.

Changes to Annual and Long-Term Incentive Compensation Programs in 2015

Fiscal 2015 marked a year of transition for our executive pay programs. As previewed in last year’s proxy statement, the Committee made changes for 2015 to the annual incentive and long-term incentive programs. These changes were designed to meet key objectives: (i) linking performance measurement more directly to the Company’s strategic plan, and (ii) strengthening executives’ alignment with shareholders through equity compensation.

Each of the changes below is explained in more detail throughout the remainder of the CD&A:

•

In the annual incentive program, the Committee moved to EBIT in place of EPS. EBIT sharpens the performance focus to the Company’s core business results in the year. In balance with EPS in the long-term plan, our overall pay-for-performance framework addresses directly the Company’s earnings and profitability over time.

•

A new strategic component for the annual incentive program was introduced in the 2015 performance year. This strategic component focuses executive attention on five critical areas of performance, beyond our financial results, based on specific performance objectives within the Company’s strategic plan.

•

In the long-term incentive program, beginning with the 2015-2017 performance cycle, the Committee shifted to a share-based plan (Performance Share Program, or PSP) in place of our prior cash-based plan. The performance measures – EPS growth and ROIC – remain consistent with the prior cash-based program.

Certain Other Changes to Compensation-Related Programs in 2015

The Committee also made changes to other elements of the Company’s executive compensation programs in 2015. Generally, these changes strengthen the alignment of our executive pay programs with shareholder interests and work to ensure our Company’s practices are in keeping with today’s leading governance standards. More specifically, these changes include:

•

Amendments to (i) the 2013 Equity Incentive Plan to eliminate from awards granted beginning in September 2015 “single-trigger” acceleration in certain change in control events and (ii) the executive termination protection agreements, which continue to provide “double-trigger” provisions in the event of a change in control and ultimately became effective in fiscal 2016, as described in more detail below under “Change in Control Arrangements” on page 29; and

•

Increases to the Executive Stock Ownership Guidelines to five times base salary for the CEO and three times base salary for the other executive officers, which will become effective in February 2016. Together with the new PSP, these guidelines support a longer-term orientation to Company performance and pay. These guidelines are discussed in more detail below under “Executive Stock Ownership Requirements and Insider Trading Policy” on page 19.

Objectives of our Executive Compensation Program

The Committee works to provide our executives with competitive compensation opportunities that reward strong performance and promote shareholder interests. We base our executive compensation practices on principles designed to align executive compensation with Company business strategy, management initiatives, financial objectives and performance. In applying these principles, the Committee has established an executive compensation program to:

•	Attract and retain key executives critical to the success of the Company;

•	Ensure the long-term retention and continued development of strong operating leaders capable of managing a growing number of worldwide operations;

•	Reinforce a pay-for-performance environment that provides awards based on both the Company’s annual financial results and its longer-term achievements;

•	Reward executives for long-term strategic management and the enhancement of shareholder value;

•	Provide an appropriate mix of fixed and variable pay; and

•	Optimize organizational and individual performance, while controlling for potential risks through thoughtful program design and sound administration.

The Committee applies the same philosophy, objectives, and methods for establishing the CEO’s compensation as it does for all other executive officers.

Summary of Compensation Program Components

We believe the components of our compensation program are well-aligned to accomplish the objectives listed above. The Committee reviews the executive compensation program annually and makes adjustments as appropriate to meet Company objectives. For fiscal year 2015, our executive compensation program had the following principal components:

PRINCIPAL ELEMENTS OF COMPENSATION FOR FISCAL 2015
Base salary		• Provides a competitive level of annual compensation to attract and retain executives with the skills and experience necessary to lead our Company.
Annual cash incentive opportunities

•      Focus and reward our NEOs on achievement of critical annual financial goals and key performance objectives to help the Company achieve its strategic plan priorities. For fiscal 2015, performance was measured by EBIT and ROS, as well as achievement of the strategic performance objectives.

•      Serve as a critical element of our overall pay-for-performance approach.

Long-term incentive opportunities	Performance- based long-term incentive

•      Focuses and rewards our NEOs on driving profitable growth over time, which is strongly correlated with share price appreciation and shareholder value.

•      Financial metrics include three-year compound annual growth in EPS and three-year average annual ROIC.

•      Paid in cash through the 2014-2016 performance cycle and thereafter settled in shares.

	Stock options	• Link pay for our NEOs directly to the shareholder experience, as potential compensatory value to the executive comes only with increases in the Company’s share price.

	Restricted stock units	• Address our retention objectives directly and reinforce a strong ownership culture. • Further the alignment of executive interests with shareholders.

PRINCIPAL ELEMENTS OF COMPENSATION FOR FISCAL 2015

Retirement earnings opportunities

•      Contribute to a competitive compensation package, thereby helping the Company to attract and retain talented executives. Principally, these programs are designed to:

•      Help our NEOs and other employees save for their retirement; and

•      Provide the opportunity to plan and defer taxation on income.

•      Are based on programs available to the general U.S. workforce. The programs are as follows:

•      A 401K savings plan, supplemented with a nonqualified, unsecured, executive retirement and deferred compensation plan (“DC SERP”) that permits deferrals in excess of certain compensation limits that apply to the underlying tax-qualified 401(k) plan. The DC SERP also provides a corresponding Company match that applies to the underlying tax-qualified plan. This design is commonly known as a “restoration” plan because it allows executives to contribute to and earn retirement savings levels that are equivalent to those available to the general workforce, measured as a percentage of compensation.

•      A traditional pension plan, supplemented with a nonqualified, unsecured, executive retirement pension plan (“Pension SERP”) that permits executives to earn pension benefits on compensation that is in excess of certain compensation limits that apply to the tax-qualified pension program. The Pension SERP design is also a “restoration” plan because it allows executives to earn and accrue pension benefits equivalent to those of the general workforce, measured as a percentage of compensation.

•      Are further described in the “Benefits and Other Programs” section of this CD&A on page 28.

Limited perquisites

•      Are mainly comprised of conservative allowances for car expenses, airline club memberships and financial planning advisory services that; (1) save time and maintain focus for our executives; (2) provide our executives value beyond their cost to the Company; and (3) are fairly common in the broader market and in keeping with reasonable, competitive practices.

Change in control severance agreements

•      Intended to minimize personal considerations and maintain focus on the Company in the event of rumored or actual change in corporate control. These are “double-trigger” benefits, meaning that no benefits are due under these agreements unless there is both: (1) a change in control; and (2) a loss of employment due to termination by the Company without cause or by specified circumstances that constitute good reason to resign.

•      Do not provide any tax gross-ups for personal tax liabilities that might apply to any of these change-in-control benefits.

With respect to the principal elements of our executive pay program above, we consider annual incentives, cash- and stock-based long-term incentives and stock options to be performance-based, because each of these three elements is valuable to the executive only if performance goals are achieved and/or share price improves. Further, the value of RSU grants also varies directly with share price performance.

We also consider the mix of fixed (e.g., base salary) and variable (e.g., annual and long-term incentives) pay opportunity when reviewing target total compensation. In 2015, 77% of our CEO’s pay varied directly with Company financial and share price performance, with the remaining 23% delivered through base salary. The mix for other NEOs averaged roughly 60% variable, performance-based pay and 40% fixed pay.

*	Value based on Black-Scholes value per option of 40% of our Common Stock’s face value at grant, using a representative price of $116.76 per share as further explained on page 27 of this CD&A.

**	Value based on a representative price of $116.76 per share as further explained on page 27 of this CD&A.

***	Average includes Messrs. George, Benson and Yost and Ms. Mason.

Compensation Decision Process

Market-Based Assessments of Pay Opportunities for Our NEOs

Each year, the Committee reviews current competitive market information on executive pay levels for our executives. For fiscal year 2015, the Committee retained Semler Brossy as its independent advisor to assist with this benchmarking work, and to advise the Committee generally as to other executive compensation matters.

In determining fiscal 2015 compensation, the Committee referenced available public information for a group of peer companies, identified with the help of Semler Brossy based principally on the following criteria: similar businesses and industries, comparable size, and subject to similar public reporting requirements.

In selecting companies with similar business focus, primary consideration was given to Aerospace and Defense, with representation of broader industrial companies not to exceed one-third of the total group. For fiscal 2015, the following 18 companies comprised the peer group. This group is the same as the group referenced in fiscal years 2014 and 2013. Taken as a whole and in combination with broader survey information, the Committee believes this group continues to provide an appropriate representation of the competitive market when assessing pay levels and practices for our NEOs.

AAR Corp.	Flowserve Corp.	Spirit Aerosystems Holdings Inc.
Alliant Techsystems Inc.	Hexcel Corp.	SPX Corp.
AMETEK Inc.	Moog Inc.	Teledyne Technologies Inc.
BE Aerospace Inc.	Orbital Sciences Corp.	TriMas Corp.
Crane Co.	Rockwell Collins Inc.	Triumph Group Inc.
Curtiss-Wright Corp.	Roper Industries Inc.	Woodward Governor Co.

Key statistics for these 18 peer companies are as follows:

•	Median revenue as of each company’s 2014 fiscal year end was $2.8 billion (versus Esterline’s revenue of $2.0 billion in fiscal 2014)

•	Median market capitalization as of September 2015 was $3.4 billion (versus Esterline’s $2.1 billion as of October 2, 2015), and

•	Median total assets as of each company’s 2014 fiscal year end were $3.0 billion (versus Esterline’s $3.0 billion for fiscal 2015).

In addition, the Committee reviewed pay information from the following published surveys to complement the peer group information. The surveys were selected to represent pay levels for positions of comparable responsibility within companies of comparable size to Esterline. The precise make-up of the participating companies is proprietary to the survey administrators and therefore not available to the Company. For fiscal 2015 compensation decisions, we looked to two leading survey sources:

•	2015 CDB General Industry Executive Compensation Report, reporting data from 142 participating companies with annual revenues between $1 billion and $3 billion; and

•	2015 Equilar Top 25 Executive Compensation Survey, reporting data for 19 participating industrial organizations with annual revenues between $1 billion and $3 billion.

In determining fiscal 2015 compensation, the Committee reviewed and compared the executives’ aggregate target direct compensation (base salary, short- and long-term incentives at target) against the aggregate compensation offered to executives in the 2015 peer group and the market surveys. In doing so, the Committee focused principally on competitive 25th and 50th percentile values. For the most part, the 25th percentile competitive reference simply acknowledges Esterline’s relative size among the defined peer companies.

Review of Total Compensation

When the Committee evaluates any significant component of an executive officer’s total compensation, it considers the aggregate amounts and mix of all components in making its decision. For fiscal 2015, the Committee reviewed all components of compensation for each executive officer to get a complete picture of the total compensation opportunities awarded, including base salary, annual incentive compensation, long-term incentive compensation, retirement earnings opportunities, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits. The Committee does not target any single element of compensation to specific peer company percentiles; rather, the Committee reviews pay for our NEOs relative to the peer and survey data to ensure that pay levels are reasonable relative to the 25th and 50th percentile benchmarks.

Governance Process

The Committee and the independent members of the Board approve all officer compensation programs and establish individual pay levels for all executive officers. In doing so, the Committee consults with its independent executive compensation advisor, Semler Brossy, which does no other work for and has no other business relationships with Esterline. The independent advisor routinely provides the Committee with an evaluation of the market competitiveness of executive compensation packages; advice on CEO and other executive pay decisions; and advice on other compensation-related matters, as requested by the Committee. The firm reports directly to the Committee, and the Committee has the authority to replace the firm or hire additional consultants at any time. A representative of the firm attends meetings of the Committee, upon request, and communicates with the Committee chair and members between meetings. While the Committee values the advice of its consultant, the Committee and the independent members of the Board are the sole decision-makers concerning compensation of executive officers. The Committee assessed the independence of its advisors, including Semler Brossy, in accordance with applicable rules of the Securities and Exchange Commission (“SEC”) regarding independence of advisors to compensation committees. As part of this assessment, the Committee reviewed independence and conflict of interest policies of its advisors as well as each advisor’s relationship with the Company. Based on this review and assessment, the Committee determined that there were no independence or conflict of interest issues related to any of its advisors, including Semler Brossy.

The Committee also seeks recommendations from management – the CEO, the Vice President & Chief Human Resources Officer, and the Vice President & General Counsel – as to appropriate program changes and pay levels for all executive officers apart from the CEO. For all officers, the Committee consults with its outside advisor as to those recommendations and seeks specific advice as to appropriate pay levels for the CEO. In addition, the Committee and the independent members of the Board conduct an annual performance evaluation of the CEO, the results of which significantly contribute to decisions concerning CEO compensation. On this basis, the Committee develops proposals for consideration by all independent directors, who act on those proposals in executive session, outside the presence of the CEO and any other officers.

Say on Pay Vote

We had an advisory vote on our executive compensation program (commonly referred to as the “say on pay” vote) at our annual meeting of shareholders held on March 11, 2015, as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). Our 2015 “say on pay” vote received strong support from shareholders, garnering approximately 85% “For” votes. While support was strong, we considered the feedback from the vote process as we assessed our compensation programs in fiscal 2015. We believe the changes we implemented in fiscal 2015 underscore the importance with which we consider shareholder views and alignment with shareholder interests in structuring our executive compensation programs. Those changes were:

•	Eliminating from future awards “single-trigger” acceleration in certain change in control events;

•	Changing annual incentive program from EPS to EBIT and adding strategic performance objectives;

•	Changing the LTIP to a share-based payout beginning with the 2015 – 2017 performance cycle; and

•	Increasing Executive Stock Ownership Guidelines to be effective in fiscal 2016.

We will continue to review our overall approach to executive pay periodically, and we expect to make changes from time to time to ensure it remains well-aligned with Company business strategy and with shareholder interests and provides appropriate earning opportunities for our executives.

We will continue to hold an advisory vote on executive compensation on an annual basis. We are and will remain committed to being responsive to shareholder feedback, and the results of our annual “say on pay” votes inform the Committee’s discussions about the executive pay program.

Risk Assessment

In developing and reviewing the Company’s executive incentive programs, management and the Committee analyze the incentives inherent in program designs to help ensure they do not induce executives to undertake unacceptable levels of business risk. Our compensation program, in total, is intended to reward the management team for strong performance over the long term, with consideration to near-term actions and results that strengthen and protect our Company. We believe our balanced approach to performance measurement and to compensation program design works and includes appropriate safeguards. Further, program administration is subject to effective internal controls, and when determining the principal outcomes – performance assessments and pay decisions – we rely on principles of sound governance and good business judgment. The Committee remains satisfied that our plan designs are conservative in this respect, and that, together, the various components of pay work as a check and balance to ensure executive incentives are consistent with shareholder interests. These checks and balances work across a few key dimensions:

•	Time: Our executive pay programs balance annual and long-term performance measurement and pay delivery.

•	Performance focus: Our incentive pay programs balance growth (e.g., EBIT, EPS) and profitability (e.g., ROS and ROIC), with both an annual and long-term lens (per the above).

•

Cash and equity pay: Our executive pay programs balance cash compensation – a tangible, more immediate currency – with equity compensation – which is directly tied to the shareholder experience and serves to align interests. This alignment is underscored by standing ownership requirements.

Executive Stock Ownership Requirements and Insider Trading Policy

Since 2012, we have in place stock ownership requirements for our executive officers to strengthen the alignment of executive interests with those of our shareholders. Under the current policy, our CEO is required to own shares of our Common Stock having a value equal to three times base salary; other executive officers are required to own shares of our Common Stock having a value equal to one times base salary. Effective in February 2016, the ownership requirement for shares of our Common Stock will increase to five times base salary for our CEO and to three times base salary for other executive officers. To ensure progress against these requirements and to ensure maintenance of these ownership levels over time, our executive officers are required: (1) to hold 50% of shares of our Common Stock acquired upon the exercise of stock options granted after December 8, 2011, net of income taxes due; (2) to hold 50% upon vesting of restricted stock units, net of income taxes due; and (3) to receive 50% of any payment under the Company’s cash-based LTIP for plan cycles beginning in 2012, 2013 and 2014 as shares of our Common Stock (rather than cash), net of income taxes due. These three conditions apply until required ownership levels are met. As of the end of fiscal 2015, all of our currently employed NEOs, except Mr. Benson who was appointed as an executive officer of the Company in December 2014, had achieved the equity ownership requirement established under the current policy.

We maintain an Insider Trading Policy that includes provisions prohibiting NEOs, directors and employees from engaging in short-term or speculative transactions in the Company’s securities. The policy also prohibits other transactions in the Company’s securities such as short sales, put or call options, hedging transactions, margin accounts and pledges, and other actions that may lead to inadvertent violations of the insider trading laws.

Clawback Policy

The Committee has adopted a compensation recovery policy applicable to the Company’s incentive plans, often referred to as a “clawback” policy. This policy supplemented existing clawback provisions that apply to the CEO and CFO under the Sarbanes-Oxley Act of 2002. Sarbanes-Oxley provides that the CEO and the CFO must reimburse the Company for any bonus or other incentive-based or equity-based compensation received during the twelve-month period following the preparation of an accounting restatement, where the restatement is caused by misconduct.

Our supplemental clawback policy applies to the top senior leaders of the Company, including the NEOs, the platform presidents and senior corporate leaders who are participants in the Company’s LTIP, and extends to all incentive programs (cash and equity, annual and long-term), gains made on option exercises or stock sales, awards received, monies earned, and grants made in the current fiscal year and the previous three fiscal years. The policy covers the following events: (i) any material error that causes a financial restatement, irrespective of cause; (ii) material error in internal, non-public business unit or platform financial statements, in addition to corporate financial statements subject to SEC public reporting; and (iii) misconduct of any type that harms the Company, whether it affects financial statements or not (e.g., attempted bribery or other fraud, misuse of trade secrets for personal gain, etc.).

The Committee is aware of a rule-making process pending with the SEC pursuant to its implementation of statutory clawback provisions contained in the Dodd-Frank Act. The Committee will continue to monitor developments in this area, and will reconsider and revise its policy, as needed, when the SEC issues final rules relating to compensation clawbacks.

Other Considerations

In determining executive compensation, the Committee also considers, among other factors, the possible tax consequences to Esterline and to its executives. For example:

•

The Committee considers the exception for performance-based compensation under the Internal Revenue Code of 1986, as amended (“IRC”) Section 162(m) in designing our compensation programs, but retains the flexibility and discretion to grant compensation awards, whether or not deductible under Section 162(m) of the IRC.

•

We considered the tax ramifications of the change in control termination protection agreements with our officers under Section 280G and Section 4999 of the IRC. The Company does not gross up such payments or otherwise pay an officer’s individual tax liability in these circumstances. The agreements generally provide that in the event any payments under the agreements are considered to be “excess parachute payments” under Section 280G, either alone or together with other payments from us, the payments will be reduced so that the payments will not be treated as “excess parachute payments.” However, this payment reduction will only take place if the reduction would provide to the officer a greater net, after-tax benefit than he or she would receive if the payments were not subject to the reduction.

•

We considered the potential impact of Section 409A of the IRC on our compensation programs, which imposes tax penalties on certain nonqualified deferred compensation arrangements. We operate our covered arrangements in a manner intended to comply with or be exempt from Section 409A.

In addition to the above, the Committee considers the accounting consequences to the Company of different compensation decisions, as well as the impact on shareholder dilution.

For fiscal 2015, the Committee also considered the potential financial impacts of the accelerated integration projects launched during the year on the Company’s financial performance in establishing the EBIT and ROS goals for the fiscal 2015 annual incentive plan. The Committee factored expected accelerated integration project costs of $13.5 million into the establishment of the EBIT and ROS targets under the annual incentive compensation plan and the EPS growth and ROIC targets for the 2015 – 2017 performance cycle of the LTIP. The Committee concluded such exclusion was appropriate because the projects were of a nature and extent that had not been previously undertaken by the Company, but were identified as strategically important to complete in order to position the Company for improved margin and operating income in future periods. While the financial impacts of the accelerated integration projects were excluded from the financial targets established for the 2015 annual incentive plan and the LTIP, successful completion of the projects was one of the strategic objectives that was separately assessed by the Committee under the annual incentive plan.

Company Performance in Fiscal 2015

In fiscal 2015, Esterline achieved sales of $1.77 billion, which was a decline of 1.5% from fiscal 2014. The Company earned income from continuing operations of $96.7 million, or $3.10 per diluted share, a decline of 27.7% from fiscal 2014. The Company generated cash flows from operations of $144.3 million in fiscal 2015 compared with $161.9 million in fiscal 2014, down 10.9%. New orders were $1.9 billion in fiscal 2015, while backlog ended the fiscal year at $1.2 billion, up 3.9% and 2.4%, respectively, from fiscal 2014. As introduced in the Executive Summary above, fiscal 2015 financial results were impacted significantly by the following:

•

Our financial performance was impacted by challenging market conditions, including continued softness in defense markets, foreign exchange rate volatility, oil price realignment and stagnation of economic growth in Europe.

•	Fiscal 2015 was an 11-month transition year that ended on October 2, 2015, due to the change in the Company’s fiscal year.

•

We continued to work to complete our accelerated integration projects that are focused on consolidating certain facilities and creating greater cost-efficiency through shared services in sales, general administrative and support functions. The expenses associated with our accelerated integration projects for fiscal 2015 were $9.8 million, net of taxes of $2.0 million.

•

We continued to invest in strengthening and expanding our compliance programs, which was driven in significant part by the requirements set forth in our Consent Agreement with the DTCC that we entered into in fiscal 2014. For fiscal 2015, incremental compliance costs were $15.3 million, net of taxes of $3.0 million.

•	During fiscal 2015, we also experienced a number of discrete and other events, including the following:

•	Costs associated with the redemption of our 7% Senior Notes due 2020 of $9.3 million, net of taxes of $1.8 million;

•	A pension adjustment of $2.3 million, net of taxes of $0.7 million;

•	Charges associated with the acquisition of the DAT business in late January 2015 of $4.7 million, net of taxes of $1.3 million;

•	Net loss on the performance of the DAT business in fiscal 2015 of $13.4 million, net of taxes of $2.6 million; and

•	Non-income tax gain of $13.7 million, net of taxes of $4.4 million.

Key operating financial metrics for fiscal 2014 and fiscal 2015, as well as adjusted fiscal 2014 and adjusted fiscal 2015 financial metrics that are the basis for financial metrics under our annual incentive plan and LTIP, are summarized in the table below:

In thousands, except per share amounts.
Key Operating Metrics	GAAP Fiscal 2014	Adjusted Fiscal 2014	GAAP Fiscal 2015	Adjusted Fiscal 2015
Net revenues *	$2,051,169	$2,099,940	$1,774,449	$1,691,924
Operating earnings **	243,822	251,314	156,985	191,093
Net earnings ***	102,418	168,717	59,612	106,478
Earnings per share – diluted ***	3.16	5.20	1.91	3.41

*

Fiscal 2014 adjusted net revenues include revenue from discontinued operations (that include several businesses held for sale per a plan first approved by the Company’s Board in the fourth quarter of fiscal 2014) and exclude revenue from the Sunbank acquisition completed in December 2013. Fiscal 2015 adjusted net revenues exclude revenue from the DAT acquisition.

**

Fiscal 2014 adjusted operating earnings exclude accelerated integration costs of $20.3 million and the operating results from the Sunbank acquisition completed in December 2013. Fiscal 2014 adjusted operating earnings include the operations results from discontinued operations. Fiscal 2015 adjusted operating earnings excludes the accelerated integration expenses of $11.7 million, incremental compliance expenses of $12.0 million, and the DAT acquisition charges, DAT first-year operating loss, the pension adjustment, and the non-income tax gain described above of an aggregate of $34.1 million. Operating earnings, as adjusted, was used for the calculation of EBIT and ROS under our annual incentive plan.

***

Fiscal 2014 adjusted net earnings and adjusted EPS exclude accelerated integration costs of $16.1 million, net of tax, losses associated with a previously sold business recorded in discontinued operations of $0.7 million, and the loss on the assets held for sale of $49.5 million. Fiscal 2015 adjusted net earnings and adjusted EPS exclude the accelerated integration expenses of $9.8 million, net of tax, incremental compliance expenses of $10.0 million, net of tax, and the effects of all of the discrete events described in the footnote above as well as the senior note redemption costs of an aggregate of $35.9 million, net of tax. These adjustments yielded an adjusted net earnings which was then increased by 11.5% to account for the 11-month fiscal year 2015. This adjusted net earnings and adjusted EPS was used for the calculation of ROIC the calculation of EPS growth for the fiscal 2013-2015 performance cycle under the LTIP.

Over the period from fiscal 2011 to fiscal 2015, we delivered a compound annual growth rate (“CAGR”) of +5% for revenue. For EPS growth, the CAGR over the same period using reported results under generally accepted accounting principles (“GAAP”) for EPS from continuing operations is -6%. As noted above, both fiscal 2014 and fiscal 2015 EPS results were impacted by extraordinary items.

*

Fiscal 2014 data is for the twelve months ended October 31, 2014. Fiscal 2015 data has been converted to a 12-month equivalent by increasing GAAP revenue and EPS from continuing operations by 11.5% to compare with prior year results. For fiscal 2015 GAAP revenue, EPS, and additional details please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2015, which was filed with the SEC on November 25, 2015.

CEO Pay and Shareholder Returns

Our compensation programs focus on pay-for-performance and are designed to reward financial performance and shareholder value creation. The chart below helps demonstrate the link between total CEO pay and total shareholder returns. In the chart below, total pay includes base salary, actual annual incentive earned, and target long-term incentives (as defined for disclosure in the Summary Compensation Table). The figure for Mr. Reusser’s 2014 compensation does not include the cash sign-on bonus or special RSU award made at the time of hire. These one-time items are excluded given that both elements reflect compensation provided to replace retirement or equity benefits forfeited upon departure from his prior employer. Indexed total shareholder return shows the value of $100 invested in our Common Stock in the first year shown. In fiscal years 2011-2013 in the chart below, R. Bradley Lawrence, who retired at the end of fiscal 2013, was CEO and Mr. Reusser became CEO in fiscal 2014.

In addition, the chart below demonstrates that over the last five years, CEO annual incentive outcomes have tracked closely with our EPS performance. In fiscal years 2011-2013 in the chart below, Mr. Lawrence was the Company’s CEO and Mr. Reusser became CEO in fiscal 2014. The bar in each year reflects the actual annual incentive payout for the CEO in that year.

*

EBIT annual incentive for fiscal 2015 and ROS annual incentive for fiscal years 2014 and 2015 were based on results that were adjusted from GAAP. Adjusted EBIT and adjusted ROS for fiscal 2015 excludes the accelerated integration expenses of $11.7 million, incremental compliance expenses of $12.0 million, and the DAT acquisition charges, DAT first-year operating loss, the pension adjustment, and the non-income tax gain described above under “Company Performance in Fiscal 2015” on page 20 of an aggregate of $34.1 million. Adjusted ROS for fiscal 2014 excludes (i) accelerated integration costs of $16.1 million, net of tax, (ii) the loss on the assets held for sale of $49.5 million.

**

The EPS annual incentives for fiscal years 2012 and 2014 were based on results that were adjusted from GAAP. The adjustments to EPS results for fiscal 2014 excludes (i) accelerated integration costs of $16.1 million, net of tax, (ii) the loss on the assets held for sale of $49.5 million, and (iii) losses associated with a previously sold business recorded in discontinued operations of $0.7 million. For 2012, the Company adjusted GAAP EPS for computing the incentive award as follows: $3.60 EPS + $1.67 Racal Acoustics charge – $0.30 Computershare gain = $4.96 (rounded). Fiscal 2015 adjusted EPS excludes (i) the accelerated integration expenses of $11.7 million, net of tax, (ii) incremental compliance expenses of $12.0 million, net of tax, and (iii) the effects of the senior note redemption, the pension adjustment, DAT acquisition charges, DAT first-year operating loss and the non-income tax gain described above under “Company Performance in Fiscal 2015” on page 20 of an aggregate of $34.1 million. The EPS annual incentive for fiscal 2015 is included for informational purposes and was not the basis for any annual incentive award payable to the CEO in fiscal 2015.

Specific Compensation Decisions for NEOs in Fiscal 2015

Competitive Position of Total Target Compensation for Fiscal 2015

As described above in the “Compensation Decision Process” section of this CD&A starting on page 16, specific compensation decisions for our executive officers in fiscal 2015 were based on a competitive assessment of our executive compensation opportunities relative to those at comparable companies. The Committee considers available market information from our peer group and published surveys for base salary, annual incentive target values, and long-term incentive target values, which together comprise “total target compensation.”

While the Committee does not manage executive pay opportunities to a specific percentile in the market, it does reference a “competitive range” to help guide decisions. For target total compensation, this competitive range is initially established as a range between the 25th percentile and median references and then defined as plus or minus 15% of market references for each executive position. With the fiscal 2015 decisions reported below in this section, total target compensation for Mr. Reusser is within but towards the lower end of this competitive range. Taking our other NEOs as a group, the fiscal 2015 decisions reported below position total target compensation within this competitive range.

Following are the specifics of fiscal 2015 decisions for the NEOs as they relate to each component of compensation.

Base Salary

The Committee targets base salaries to be competitive in the marketplaces in which we compete for key executive officers. The Committee considers available market data, referencing the peer group data and pay surveys (as discussed above), and targets pay to be within a reasonable range around the median. Our executive base salaries take into account competitive norms, scope and complexity of responsibilities, internal equity, the Company’s financial condition, as well as the qualifications, experience and sustained individual performance of the executive.

Effective January 2015, the independent members of the Board approved base salary increases for the NEOs (other than Mr. Benson) ranging from 3.2% to 13.3%, in part to recognize strong individual contributions, and in part to more closely reflect available competitive market information. Mr. Reusser’s annual base salary was increased from $750,000 to $850,000, reflecting (i) growth from a starting salary that was set low relative to competitive market information and (ii) recognition of strong contributions in his first year with the Company. Mr. Benson’s annual base pay of $265,000 was established effective in December 2014 in connection with his appointment as Vice President, Human Resources. In addition, Mr. Yost’s annual base salary was increased from $417,000 to $442,000, effective in August 2015, in light of his new management responsibilities for the Avionics & Controls segment, in addition to the Advanced Materials segment.

The following table shows the base salary increases in fiscal 2015 for each NEO:

Executive	Title	2014 Base Salary	2015 Base Salary	% Increase
Curtis C. Reusser	Chairman, President and CEO	$750,000	$850,000	13.3%
Robert D. George	Vice President, CFO and Corporate Development	$490,000	$510,000	4.1%
Paul P. Benson	Vice President & Chief Human Resources Officer	N/A	$265,000	N/A
Marcia J. Mason	Vice President & General Counsel	$382,000	$396,000	3.7%
Albert S. Yost *	President, Avionics & Controls and Advanced Materials Segments	$397,000	$417,000	5.0%
Alain M. Durand **	Former President, Sensors & Systems Segment	$393,372	$407,000	3.5%
Frank E. Houston	Former President, Avionics & Controls Segment	$438,000	$452,000	3.2%

*

Mr. Yost’s annual base salary was the amount reflected in the table above from January 2015 until August 2015, and then was increased to $442,000, or 6%, effective in August 2015 in connection with the expansion of his management responsibilities. Per the terms of our annual incentive plan, Mr. Yost’s payout under that plan are based on his base salary as of the end of the fiscal year, which was $442,000.

**

Mr. Durand’s base salary has historically been established in euros as he was based in France. His base salary was €294,000 in fiscal 2014. The amounts in the table above were converted using a spot rate of U.S. $1.00 = €0.747, which was the exchange rate used by the Board when it established Mr. Durand’s fiscal 2014 base salary. Mr. Durand relocated to the United States in fiscal 2014, and his base salary is therefore expressed in U.S. dollars for fiscal 2015.

Annual Incentive Compensation Plan

We provide executives with annual incentive opportunities contingent on meeting pre-defined financial goals for the year. The purpose of the annual incentive plan is to encourage our officers to make prudent decisions that will strengthen current year financial results for shareholders. No executive is eligible to receive annual incentive compensation unless the Company achieves a minimum level of performance recommended by the Committee at the beginning of the fiscal year and approved by the independent members of the Board.

For fiscal 2015, the Committee identified a target award amount of annual incentive compensation for each participant expressed as a percentage of the base salary rate in effect as of the last day of the fiscal year. This percentage varied in proportion to the level of the individual executive’s responsibility within the Company, as well as a review of competitive compensation opportunities. The target award amount was not guaranteed, but reflected what would be payable if targeted results were achieved. The following table shows the fiscal 2015 target opportunities for each NEO under our annual incentive plan, which remained unchanged from 2014 target opportunities.

Executive	Target Annual Incentive Compensation as % of Base Salary
Curtis C. Reusser	90%
Robert D. George	60%
Paul P. Benson	40%
Marcia J. Mason	55%
Albert S. Yost	55%
Alain M. Durand	55%
Frank E. Houston	60%

For fiscal 2015, the financial performance measures established for the annual incentive plan were (1) EBIT weighted at 50%, (2) ROS weighted at 30%, and (3) a new strategic component weighted at 20%. EBIT measures the performance of the core operations and does not include certain financing decisions or corporate effects (e.g., share buybacks, taxes). EBIT works well with ROS, ensuring that operational profitability is accomplished efficiently. The strategic component identifies a few specific performance objectives intended to set the Company up for sustained long-term success. For fiscal 2015, target EBIT was $256.6 million and target ROS was 13.6%. In establishing the targets for EBIT and ROS, the Committee accounted for the 11-month fiscal 2015 year and excluded the expected expenses from the Company’s accelerated integration projects. While the target EBIT and ROS excluded these expenses, one of the strategic objectives was successful completion of the projects with respect to costs, savings and schedule.

The Committee established five performance objectives related to the core elements of the Company’s strategic plan: (i) Profitable & Balanced Sales Growth, (ii) Enterprise Excellence, (iii) Leverage the Enterprise, (iv) Employee Engagement, and (v) Regulatory & Customer Compliance.

The following table shows the actual and potential payouts for each NEO under the fiscal 2015 annual incentive plan at various levels of EBIT and ROS achievement (with linear interpolation for achievement between threshold and target and between target and maximum) as well as for achievement of the specified strategic objectives. Actual award amounts for each NEO under the 2015 annual incentive plan are reflected in the “Summary Compensation Table for Fiscal 2015” included in this proxy statement.

	Actual *	Threshold	Target	Maximum
EBIT ** (50% weighting)	$191.09	$205.28	$256.6	$307.9
ROS (30% weighting)	11.3%	11.6%	13.6%	15.6%
Strategic objectives (five objectives, each 4% weighting)	81.3%	25%	100%	200%
Payout (as a % of target award amount)	16.3%	N/A	100%	200%

*

The amount for EBIT and ROS were adjusted as further described in the first footnote to the Key Operating Metrics table on page 21. The actual amount for the strategic objectives reflects the average result of the five separate objectives as described further below.

**	In millions.

As the table above reflects, because actual results for EBIT and ROS were less than the threshold level, there were no payouts to the NEOs based on the financial performance of the Company in fiscal 2015. However, the Committee determined that the NEOs earned an award based on the partial achievement of the five strategic objectives that were established at the beginning of the year: the Company’s aggregate on-time-in-full achievement on customer deliveries, the Company’s aggregate performance on product quality improvement, achievement of financial results associated with the first round of the Company’s strategic sourcing projects, financial results and achievement against expected timeline of the Company’s accelerated integration projects and our business units’ aggregate completion of the Company’s operating system assessment. The performance metric for each objective was challenging, but achievable, as the Committee recognized the importance of incentivizing the Company’s executives to make significant progress on, and/or effective completion of, important strategic initiatives. Each objective was weighted equally and the target achievement of each objective would result in a 4% target award for each NEO. The Committee reviewed a report on the Company’s achievement of the strategic objectives prepared by the Company’s CEO, which reflected the Company did not achieve one of the objectives, exceeded 100% of targeted results for two of the objectives and achieved greater than 75% of the targeted results for the remaining two objectives. Based on this report and a discussion of the results, the Committee confirmed that the Company achieved an average performance of 81.3% of target for the strategic objective component, which resulted in a 16.3% payout of the target award for each NEO.

Long-Term Incentives

For fiscal 2015, we implemented the PSP program to further strengthen executive alignment with the shareholder experience, in addition to our prior grants of stock options and restricted stock units. The PSP program replaces the cash-based awards under our LTIP, but continues the design based on EPS growth and ROIC, two metrics selected for their comparatively strong correlation with shareholder value over time. This three-component approach – share price, EPS growth, and ROIC – helps to balance pay delivery and outcomes, thereby (1) avoiding potential unintended consequences with any one component, and, in combination with other elements of our approach to executive pay and (2) helping to engage our NEOs to:

•	Focus on increasing total shareholder returns over the long term by concentrating on key drivers of share price;

•	Consider and make reasonable, long-term investments by measuring performance over multiple years; and

•	Use Company assets effectively in achieving earnings growth goals.

For fiscal 2015, long-term incentive opportunities under our LTIP were consistent with prior levels for the NEOs (other than Mr. Benson) and with the competitive market. Mr. Benson was new participants in the LTIP for fiscal 2015. The long-term incentive target award opportunities under our LTIP for each of our NEOs established in fiscal 2015 were as set forth in the table below. The information in the table does not include the initial stock option grant to purchase 5,500 shares of the Company’s Common Stock or initial equity grant of 1,800 restricted stock units to Mr. Benson or the equity grant of 1,500 restricted stock units to Mr. Yost in connection with the expansion of his management oversight role because those were special grants made outside of the LTIP.

Executive	Total target annual long-term incentive opportunity as % of base salary	Target value (in thousands)	Percentage allocated to PSP	Percentage allocated to stock options	Percentage allocated to restricted stock units
Curtis C. Reusser	250%	$2,125.0	30%	45%	25%
Robert D. George	140%	$714.0	40%	35%	25%
Paul P. Benson	50%	$132.5	40%	35%	25%
Marcia J. Mason	120%	$458.4	40%	35%	25%
Albert S. Yost	120%	$530.4	40%	35%	25%
Alain M. Durand	120%	$488.4	40%	35%	25%
Frank E. Houston	125%	$565.0	40%	35%	25%

Mr. Benson was also appointed to the fiscal 2014-2016 performance cycle of the LTIP at the same target opportunity and allocation indicated above. Mr. Benson is eligible to earn a prorated target LTIP award at the end of fiscal 2016 of $35,300, based on the number of full fiscal years of the performance he was employed by the Company.

Cash-Based LTIP and Performance Share Program

Under the cash-based LTIP and the new PSP, a new performance period begins with each fiscal year and extends for three years. The two relevant performance cycles for purposes of fiscal year 2015 compensation are (1) the 2013-2015 cycle under the cash-based LTIP which ended on the last day of fiscal 2015 and for which payments are to be made in early fiscal 2016, and (2) the 2015-2017 cycle under the PSP for which target opportunities were set in early fiscal 2015. With the introduction of the PSP for the 2015-2017 cycle, only the 2013-2015 and 2014-2016 cycles are still subject to the cash-based LTIP. There are two equally weighted performance goals under the cash-based LTIP and PSP: (1) growth in EPS and (2) ROIC. For purposes of the cash-based LTIP and PSP: (1) growth in EPS is based on all operating earnings and is calculated as the compound annual growth rate measured from the beginning of the base year to the end of the last year in a given performance cycle; and (2) ROIC is calculated as (i) net income, before extraordinary items and before interest expense, plus (ii) tax-adjusted interest expense divided by (iii) the monthly average invested capital during the corresponding fiscal year, averaged over the applicable performance cycle and expressed as a percentage. For these purposes, invested capital is defined as total debt plus total shareholders’ equity, less cash. This definition of ROIC was initially introduced for the 2013-2015 performance cycle and was maintained for the 2014-2016 and 2015-2017 performance cycles. The principal changes from prior periods – adding back interest expense to the net income result and subtracting cash from the invested capital base – are intended to render the ROIC calculation more or less neutral with respect to capital financing decisions and to align the formula to one that is more comparable with return measures typically used by other companies as incentive plan metrics. Again, these two performance measures – EPS growth and ROIC – were selected for their direct correlation over time with the creation of shareholder value.

Cash-Based LTIP – 2013-2015 Performance Cycle

For the 2013-2015 performance cycle under the cash-based LTIP, the two performance targets were as follows: 10% EPS growth and 9.3% ROIC. Payout amounts are based on the level of achievement of each of these two performance goals relative to each other, pursuant to a matrix where EPS growth is one axis and ROIC is the other axis. Award opportunities range from 0% to 400% of target, depending on actual performance. There was no payout for the 2013-2015 performance cycle based on our adjusted EPS growth results of -11.7% and adjusted ROIC results of 7.5%. In determining results for the 2013-2015 performance cycle, the Committee calculated ESP growth and ROIC using adjusted net income and adjusted EPS calculated as described in the second footnote to the “Key Operating Metrics” table on page 21. However, even after applying these adjustments, the negative EPS growth resulted in no payout on the matrix.

Performance Share Program – 2015-2017 Performance Cycle

Four key payout mechanics are different for the PSP vis-à-vis the cash-based LTIP: (i) performance goals are established considering the Company’s long-term strategic plan rather than a standards-based approach, (ii) all payouts are share-based rather than cash-based, (iii) payouts are determined by measuring EPS growth and ROIC independently rather than a developed matrix, and (iv) the maximum upside opportunity is 300%, reduced from the 400% maximum opportunity under the cash-based LTIP. As discussed previously in this CD&A, the Committee believes the PSP deepens the alignment with shareholders. Using individual components instead of a matrix brings clarity to the program. This clarity makes it easier to communicate and for the participants to understand the program. The decrease in the maximum payout to 300% recognizes that a share-based vehicle has share price leverage that can provide a similar payout as under the 400% max with the cash-based LTIP.

In December 2014, the independent members of the Board assigned each participating executive a target opportunity for the 2015-2017 performance cycle under the PSP based on competitive market data and on Committee recommendations, as discussed above. The target opportunity is not guaranteed, but reflects what will be payable if the Company achieves established performance goals. Actual awards paid may be larger or smaller than target depending on Company performance over the three-year period. The target and maximum number of shares that may be earned by the NEOs for the 2015-2017 performance cycle under the PSP are disclosed in the “Grants of Plan-Based Awards Table for Fiscal 2015” in this proxy statement on page 33.

Stock Options

Management and the Committee determined the number of shares subject to each stock option grant using a Black-Scholes value per option of 40% of our Common Stock’s face value at grant, using a representative price of $116.76 per share based on the average closing trading price of our Common Stock from November 3-28, 2014.1 Options were granted on December 11, 2014, with an exercise price equal to the closing price of our Common Stock on that date ($117.53). The stock options granted to the NEOs in fiscal 2015 are disclosed in the “Grants of Plan-Based Awards Table for Fiscal 2015” in this proxy statement on page 33.

The independent members of the Board grant stock options based on Committee recommendations, with an exercise price equal to the closing price of our Common Stock on the date of grant. Typically, each grant vests and becomes exercisable in four equal annual installments and continues to be exercisable until ten years from the date granted. Options carry value only as the Company’s share price increases, thereby linking potential executive gains with the creation of shareholder value over time.

Generally, stock options to executives are granted once per year (in December under our prior fiscal year end and in November under our new fiscal year end) when other aspects of executive compensation are reviewed, including awards based on the financial results of the prior fiscal year, which effective this year, concludes at the end of September. The Committee may also recommend option grants at other times, such as in connection with promotions. We do not time employee stock option grants in coordination with the release of material nonpublic information for the purpose of affecting the value of compensation. On December 11, 2014, in connection with his appointment as Vice President, Human Resources, Mr. Benson was given an initial stock option grant to purchase 5,500 shares of the Company’s Common Stock with an exercise price of $117.53, the closing price of our Common Stock on the date of grant. This initial stock option grants, as well as the initial restricted stock unit awards discussed in the section immediately below, were made with consideration to the overall pay package established for Mr. Benson with reference to available market data that was also referenced to set initial annual base pay and to the Company’s initial grant practices for newly hired senior leaders.

In fiscal 2015, the Committee determined to amend the terms of stock options granted to executive officers to provide for acceleration of vesting upon death or disability of the executive officer. This amendment was made to (i) bring the treatment of stock options into closer alignment with the cash payments under the LTIP that under the terms of the LTIP are paid in the normal course following death or disability of the executive officer, depending on Company performance, and (ii) align with common practice based on benchmark survey data. The acceleration benefit applies to future stock option grants made to executive officers as well as to outstanding stock option awards held by the executive officers.

Restricted Stock Units

The Committee continued the use of restricted stock units as a third component to our long-term incentive opportunities for executives in fiscal 2015. Typically, each grant vests 100% after the third anniversary of the grant date, thereby providing additional retention and aligning with shareholders. Management and the Committee determined the number of restricted stock units awarded, using a representative price of $116.76 per share based on the average closing trading price of our Common Stock from November 3-28, 2014. Restricted stock units were granted on December 11, 2014. The restricted stock units granted to the NEOs in fiscal 2015 are disclosed in the “Grants of Plan-Based Awards Table for Fiscal 2015” in this proxy statement on page 34.

Generally, we grant restricted stock units to executives once per year along with the stock options and when other aspects of executive compensation are reviewed, as described above. The Committee may also recommend restricted stock units at other times, such as in connection with promotions or for additional retention purposes. On December 11, 2014, in connection with his appointment as Vice President, Human Resources, Mr. Benson was granted an initial equity award of 1,800 restricted stock units. In addition, on September 17, 2015, in connection with the expansion of his management responsibilities, Mr. Yost was granted an equity award of 1,500 restricted stock units.

[1]

This time period was selected due to its proximity to the end of our 2014 fiscal year on October 31, 2014. The Company transitioned its fiscal year-end in 2015 so that it will end approximately one month earlier. Thus, the values of stock option and restricted stock unit awards made to executives in fiscal 2016 will be based on a similar, but earlier calendar period in October 2015.

In fiscal 2015, the Committee determined to amend the terms of restricted stock unit awards for executive officers to accelerate vesting in full upon the death or disability of the executive officer. This change was effected for the same reasons and at the same time it was effected for stock option awards to executive officers, as described in the section immediately above. As with the stock option awards, this change in acceleration of restricted stock unit awards applies to future restricted stock unit grants made to executive officers as well as to outstanding restricted stock unit awards held by the executive officers.

Benefits and Other Programs

Executive officers are allowed to participate in the Company’s standard benefit programs that are generally available to other U.S.-based employees, including medical, dental, life, disability, pension, 401(k), stock purchase, health and wellness, employee assistance, and similar retirement and health and group insurance plans.

In addition, each of our executive officers is eligible to participate in a supplemental executive retirement pension plan that permits benefits to be earned on compensation that is in excess of certain statutory limits that apply to the traditional pension plan, as more fully described in the “Pension Benefits for Fiscal 2015” table in this proxy statement on page 38. The Committee believes that these programs are important attraction and retention tools, and that they are reasonable because they are designed to provide executives similar benefits as other employee participants, albeit on above-limit compensation. Executive officers are also eligible to participate in an executive supplemental retirement and deferred compensation plan that allows participants to defer compensation in excess of certain statutory limits in the tax-qualified 401(k) plan and provides a Company match on deferred compensation amounts that exceed certain limits in the tax-qualified 401(k) plan, allowing executives to earn an equivalent portion in Company matching funds as that available to the general workforce in the tax-qualified plan, as more fully described in the “Nonqualified Deferred Compensation Table for Fiscal 2015” in this proxy statement on page 40. The Company does not pay or guarantee above-market returns. The appreciation, if any, in the account balances of plan participants is due solely to contributions by participants, any Company matching contributions, and the underlying performance of the investment funds selected by the participants.

In fiscal 2014, Mr. Durand relocated to the corporate headquarters in Bellevue, Washington, which entitled Mr. Durand to certain living and moving expense reimbursement, consistent with Esterline’s compensation programs and general employment practices. In fiscal 2015, Mr. Durand received $50,400 as a living stipend and $16,719 in reimbursed moving expenses. Please see “All Other Compensation” column in the “Summary Compensation Table for Fiscal 2015” in this proxy on page 32 for more details. In fiscal 2015, Mr. Benson relocated to the corporate headquarters in Bellevue, Washington, which entitled Mr. Benson to certain living and moving expense reimbursement, consistent with Esterline’s compensation programs and general employment practices. In fiscal 2015, Mr. Benson received $59,022 in reimbursed moving related expenses.

Executive officers also receive automobile allowances based on competitive market benchmarks, as do the Company’s subsidiary presidents and certain sales personnel. Similarly, executive officers are eligible for relocation benefits under standard Company policy, which may be enhanced for executive officers and other management employees on a case-by-case basis. Certain executive officers and other senior managers also receive limited financial planning services, airline club memberships, an annual physical, a temporary housing stipend where the Company requires an executive to move to a substantially higher-cost area, and additional unemployment insurance. Where applicable, the value of these items is disclosed in the “Summary Compensation Table for Fiscal 2015” on page 32 and accompanying notes. These benefits are a very small percentage of total compensation for NEOs. The Company does not provide executives with a tax gross-up to cover personal income taxes that might apply to any of these benefits, except in the case of certain Company-required, actual relocation costs that an officer must include as regular income, and for taxes due on temporary housing stipends that are provided as a transition measure to assist an executive who has relocated to a substantially higher-cost area.

Termination Arrangements for Messrs. Houston and Durand

Effective August 14, 2015, Mr. Houston retired from his position as President, Avionics & Controls Segment, and Mr. Durand resigned from his position as President, Sensors & Systems Segment. In connection with Mr. Houston’s retirement, we entered into the Houston Agreement, pursuant to which Mr. Houston will remain employed as a Senior Advisor until May 27, 2016. From August 15, 2015, through the last day of fiscal 2015, Mr. Houston continued to earn his base salary and remained eligible to receive the same fringe benefits he was entitled to receive immediately prior to his retirement date. He also remained eligible to receive awards under the 2015 annual incentive plan and the LTIP, which will be paid, if at all, as described in this CD&A. Mr. Houston also remains eligible to receive payments under the 2014-2016 performance cycle (in cash) and the 2015-2017 performance cycle (in shares) of the LTIP, based on the Company’s actual achievement of the performance targets. In October 2015, Mr. Houston was also paid $8,500 to help cover the costs for COBRA coverage for himself and his qualified dependents for the period October 2015 through May 2016. From October 3, 2015, until May 27, 2016, Mr. Houston will work on a part-time basis and will be paid $9,500 per month in salary, plus $350 per hour if he works more than 10 hours per week.

Pursuant to the Durand Agreement, Mr. Durand is eligible to receive a payment equal to $493,334, which was determined based on one year of Mr. Durand’s annual base salary plus 50% of the average actual award Mr. Durand earned under the annual incentive compensation plans for fiscal 2013 and fiscal 2014. Mr. Durand will serve as a Senior Advisor through December 31, 2015, and a portion of the above amount was paid as current base salary on regular payroll periods during his service as a Senior Advisor. The balance of the amount will be paid to Mr. Durand in January 2016. Mr. Durand will also be paid $16,700 to help cover the costs for COBRA coverage for himself and his qualified dependents for the period January 2016 through August 2016 and is eligible to receive executive outplacement services and continued income tax return preparation services related to his 2014 relocation from France to the United States. Mr. Durand remained eligible to receive health insurance coverage through December 2015 and to receive awards earned under the 2015 annual incentive plan and LTIP, which were paid, if at all, as described in this CD&A.

In exchange for the payments made to Mr. Houston and Mr. Durand under the Houston Agreement and the Durand Agreement, respectively, each of Mr. Houston and Mr. Durand provided a waiver and release of all potential claims against the Company, if any, and is subject to certain confidentiality, non-solicit, non-disparagement and non-competition obligations. Neither Mr. Houston nor Mr. Durand was appointed to the 2016 annual incentive plan or the 2016-2018 performance cycle under the PSP.

Change in Control Arrangements

To help ensure key officers focus their energy and attention on the best interests of the Company’s shareholders, we have entered into “double-trigger” change in control termination protection agreements with our officers, including the NEOs. These agreements are designed to protect our executives in the event of a change in control, by assuring compensation benefits, including cash awards issuable under the Company’s annual incentive plan and cash-based LTIP, if an executive were terminated without cause or were to resign for good reason following a change in control. The Committee believes the amounts payable under these agreements provide our executives with reasonable protection, both in principle and with consideration to competitive market practice.

The Committee believes it is important to balance the need to provide an incentive for the NEOs to seek out and complete transactions that are in the best interests of the Company and its shareholders, while limiting equity award acceleration to certain types of change in control transactions and events that defeat the retention purpose of time-vested equity. For these reasons, all options and restricted stock units issued under the Company’s 2004 Equity Incentive Plan and 2013 Equity Incentive Plan, including those granted to the NEOs, do not vest upon certain transactions such as a merger or similar transaction if the successor converts, assumes or replaces such awards. In addition, as described previously in this CD&A, we amended the Company’s 2013 Equity Incentive plan to eliminate single-trigger acceleration upon certain acquisitions of the Company’s outstanding securities and changes in the composition of the Board.

In view of these change in control events in which equity awards do not accelerate, the Committee determined to make changes to the executive termination protection agreements (which became effective in fiscal 2016) (i) adding as the first triggering event the “Change in Control” events as defined in the 2013 Equity Incentive Plan (after amendment), as well as the events that were eliminated from the 2013 Equity Incentive Plan and (ii) adding as an additional severance benefit the full acceleration of any equity award held by the executive immediately prior to the qualifying change in control event, to the extent such award was not accelerated in connection with the change in control event. As a result of the amendments to the 2013 Equity Incentive Plan and the executive termination protection agreements, all equity awards granted to executive officers beginning in September 2015 will not vest unless there is a qualifying change in control event and the executive is terminated without cause or resigns with good reason within 24 months following such transaction. Accordingly, the payout to executives in those circumstances is a “double-trigger” benefit. In the event the acquiring or successor entity does not assume or replace unvested equity, these unvested awards generally will become immediately vested and exercisable. See the “Termination of Employment and Change in Control Arrangements” section of this proxy statement beginning on page 40 for further detail on the treatment of equity awards in alternative change in control events.

The Company does not provide executives with a tax gross-up to cover personal income or excise taxes that may apply to any of these change in control benefits.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the above CD&A. Based on that review and discussion, the Committee has recommended to the Board that this CD&A be included in this proxy statement.

Respectfully submitted,

ANTHONY P. FRANCESCHINI, CHAIRMAN

DELORES M. ETTER

PAUL V. HAACK

GARY E. PRUITT

STATEMENT REGARDING COMPENSATION PRACTICES

In fiscal 2015, the Compensation Committee and management continued their practice of conducting a comprehensive review of our compensation programs, including executive compensation and major broad-based compensation programs in which salaried and hourly employees at various levels of the organization participate. The goal of this review was to assess whether any of our compensation programs, either individually or in the aggregate, would encourage executives or employees to undertake unnecessary or excessive risks that were reasonably likely to have a material adverse impact on our business.

The Compensation Committee reviewed an inventory of our variable pay and sales commission plans, considering the number of participants in each plan, the target and maximum payment potential, and the performance goals of each plan. The Compensation Committee concluded that these programs were appropriate for our businesses and highly unlikely to create a material risk.

Although the programs are generally designed to pay for performance and provide incentive-based compensation, the programs contain various mitigating factors to ensure our employees, including our NEOs, are not encouraged to take unnecessary risks in managing our business. These factors include:

•	Oversight of programs (or components of programs) by committees of the Board, including the Compensation Committee;

•	Discretion provided to the Board and the Compensation Committee (including negative discretion) to set targets, monitor performance and determine final payouts for executive-level incentive plans;

•

Oversight of programs by a broad-based group of functions within the organization, including the CEO, CFO, General Counsel, segment presidents, Chief Human Resources Officer, and at multiple levels within the organization (both corporate and business units);

•

Target awards that are indexed on base pay, which is determined based on market data and the merit of individual performance; further, Company policy and practices control base pay levels carefully through analysis, reporting, and executive approvals that ensure we compensate employees fairly;

•

Incentives focused primarily on the use of broad-based financial metrics (such as growth in operating profit and return on investment), including a mixture of consolidated and business-specific goals, with no one factor receiving an excessive weighting;

•	A mixture of programs that provide focus on both short- and long-term goals and that provide a mixture of cash and equity compensation;

•

Our long-term incentive plan focuses on earnings growth and average return on investment over overlapping three-year award periods and settles awards in shares for performance periods beginning in fiscal 2015. This creates a focus on driving sustained performance over multiple award periods, mitigating the potential for executives to take excessive risks to drive short-term performance spikes in any one award period;

•	Capping the potential payouts on all Company incentive plans to eliminate the potential for dramatic or risky windfalls;

•	A compensation recovery (or “clawback”) policy applicable to all executive and senior management incentive programs;

•	Service-based vesting conditions with respect to equity grants; and

•	The long-term ownership interests in the Company held by our key executive officers and by members of the Board of Directors.

As a result of this review, both management and the Compensation Committee concluded that our total compensation plans, programs and practices are structured in the best interest of the Company and its shareholders. They are appropriately tailored to encourage employees to grow our business, but not incent them to do so in a way that poses unnecessary or excessive material risk to us.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the Compensation Committee during the 2015 fiscal year, each of whom was listed in “Board and Board Committees—Compensation Committee” were independent directors and no member was an employee or former employee. No Compensation Committee member had any relationship requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during the 2015 fiscal year.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure should be read in conjunction with the CD&A, which presents the objectives of our executive compensation and benefits programs.

Summary Compensation Table for Fiscal 2015

The table below summarizes certain compensation information for fiscal 2015 for our NEOs, who include the CEO, CFO, the three other most highly-compensated executive officers of the Company who were serving as executive officers at the end of fiscal 2015 and Mr. Alain M. Durand, who served as President, Sensors & Systems Segment until August 14, 2015, and Mr. Frank E. Houston, who served as President, Avionics & Controls Segment until August 14, 2015.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non- Euity Incenive Plan Compen- sation ($) (3)	Change in Pension Value & Non- qualified Deferred Compen- sation Earnings ($) (4)	All Other Compen- sation ($) (5)	Total ($)
Curtis C. Reusser	2015	$768,269	$—	$1,175,300	$1,111,101	$124,695	$187,122	$44,837	$3,411,324
Chairman, President & CEO	2014	764,423	600,000	4,771,675	1,123,710	752,325	90,859	27,169	8,130,161

Robert D. George	2015	467,500	—	458,367	292,681	49,878	144,416	33,157	1,445,999
Vice President, CFO & Corporate Development	2014 2013	495,808 466,885	— —	186,375 1,131,387	319,825 291,083	479,138 309,530	371,214 —	40,138 39,208	1,892,498 2,238,093

Paul P. Benson Vice President & Chief Human Resources Officer	2015	244,615	—	305,578	352,301	17,278	9,664	74,953	1,004,389

Marcia J. Mason Vice President & General Counsel	2015	363,250	—	305,578	195,121	35,501	150,705	36,112	1,086,267

Albert S. Yost	2015	382,615	—	467,396	205,960	39,625	61,989	36,130	1,193,715
President, Advanced Materials and Avionics & Controls Segments	2014 2013	391,577 362,327	— —	133,125 519,935	220,420 195,025	322,346 199,877	119,382 25,436	34,264 60,534	1,221,114 1,363,134

Alain M. Durand	2015	373,469	—	317,331	200,540	36,488	27,413	557,903	1,513,144
Former President, Sensors & Systems Segment	2014	396,217	—	133,125	220,420	310,216	22,843	243,430	1,316,251
	2013	367,263	—	513,870	186,293	247,086	4,391	1,688	1,320,591

Frank E. Houston	2015	414,942	—	364,343	227,640	44,206	147,952	30,172	1,229,255
Former President, Avionics & Controls Segment	2014	444,073	—	150,875	254,996	409,593	412,026	29,136	1,700,699
	2013	422,404	—	139,495	232,866	263,924	52,710	17,986	1,129,385

(1)	Represents amounts earned for the approximately eleven months in fiscal 2015.

(2)

Represents the aggregate grant date fair value of awards granted during the fiscal year, computed in accordance with ASC 718. Assumptions used to calculate the amounts for fiscal 2015 are included in Note 13, “Employee Stock Plans,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 2, 2015.

(3)	For fiscal 2015, represents amounts earned under the annual incentive. There were no amounts earned under the 2013-2015 performance cycle under the LTIP.

(4)	Represents the annual increase in the actuarial present value of accumulated benefits under our Pension Plan and Supplemental Executive Retirement Plans (SERP – Pre 2005 and 2005+).

(5)

For fiscal 2015, includes match payments under the Company’s 401(k) plan ($7,950 for each NEO), the Company’s Supplemental Executive Retirement & Deferred Compensation Plan (Mr. Reusser, $18,403; Mr. George, $15,107; Ms. Mason, $9,561; Mr. Yost, $10,226; Mr. Houston, $12,682) and contributions by the Company pursuant to a prior arrangement under the DC SERP (Mr. Durand,

$18,743). Also includes the following for each NEO: Mr. Reusser (automobile allowance, financial planning and club memberships); Mr. George (automobile allowance, financial planning, club memberships and cost of annual physical); Mr. Benson (relocation expenses of $59,022, automobile allowance and cost of annual physical); Ms. Mason (automobile allowance, financial planning, club memberships and cost of annual physical); Mr. Yost (automobile allowance, financial planning and club memberships); Mr. Durand (automobile allowance, cost of annual physical, living stipend of $50,400, $16,719 of relocation expenses and a termination payment of $455,246, which includes $16,700 for COBRA coverage). We value the incremental cost to us for these benefits based on the actual costs or charges incurred by us for the benefits.

Grants of Plan-Based Awards Table for Fiscal 2015

The following table provides information regarding grants of plan-based awards to the NEOs under our 2015 Annual Incentive Compensation Plan, LTIP and the 2013 Equity Incentive Plan during fiscal 2015.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Curtis C. Reusser	—	(1)	$191,250	$765,000	$1,530,000	—	—	—	—	$—	$—
	—	(2)	—	—	—	5,500	16,500	—	—	—	646,412
	12/11/14	(3)	—	—	—	—	—	—	20,500	117.53	1,111,101
	12/11/14	(4)	—	—	—	—	—	4,500	—	—	528,885
Robert D. George	—	(1)	76,500	306,000	612,000	—	—	—	—	—	—
	—	(2)	—	—	—	2,400	7,200	—	—	—	282,072
	12/11/14	(3)	—	—	—	—	—	—	5,400	117.53	292,681
	12/11/14	(4)	—	—	—	—	—	1,500	—	—	176,295
Paul P. Benson	—	(1)	26,500	106,000	212,000	—	—	—	—	—	—
	—	(2)	—	—	—	400	1,200	—	—	—	47,012
	—	(5)	—	17,700	23,895	—	—	—	—	—	—
	—	(6)	—	35,300	95,310	—	—	—	—	—	—
	12/11/14	(3)	—	—	—	—	—	—	6,500	117.53	352,301
	12/11/14	(4)	—	—	—	—	—	2,100	—	—	246,813
Marcia J. Mason	—	(1)	54,450	217,800	435,600	—	—	—	—	—	—
	—	(2)	—	—	—	1,600	4,800	—	—	—	188,048
	12/11/14	(3)	—	—	—	—	—	—	6,500	117.53	352,301
	12/11/14	(4)	—	—	—	—	—	2,100	—	—	246,813
Albert S. Yost	—	(1)	60,775	243,100	486,200	—	—	—	—	—	—
	—	(2)	—	—	—	1,700	5,100	—	—	—	199,801
	12/11/14	(3)	—	—	—	—	—	—	3,800	117.53	205,960
	12/11/14	(4)	—	—	—	—	—	1,100	—	—	129,283
	09/17/15	(4)	—	—	—	—	—	1,500	—	—	138,312
Alain M. Durand	—	(1)	55,963	223,850	447,700	—	—	—	—	—	—
	—	(2)	—	—	—	1,700	5,100	—	—	—	199,801
	12/11/14	(3)	—	—	—	—	—	—	3,700	117.53	200,540
	12/11/14	(4)	—	—	—	—	—	1,000	—	—	117,530
Frank E. Houston	—	(1)	67,800	271,200	542,400	—	—	—	—	—	—
	—	(2)	—	—	—	1,900	5,700	—	—	—	223,307
	12/11/14	(3)	—	—	—	—	—	—	4,200	117.53	227,640
	12/11/14	(4)	—	—	—	—	—	1,200	—	—	141,036

(1)

This shows the potential value of the payout for each NEO under the 2015 Annual Incentive Compensation Plan if the threshold, target or maximum goals are satisfied. The potential payouts are performance driven and therefore completely at risk. The business measurements, performance goals and calculation for determining the payout are described in the Compensation Discussion and Analysis section of this proxy statement. Actual amounts earned are disclosed in the Summary Compensation Table for Fiscal 2015 in this proxy statement.

(2)

This shows the potential number of shares that may be earned by each NEO under the PSP program if the target or maximum goals of the 2015-2017 performance cycle are satisfied. There is no threshold for this award. The potential payouts are performance driven and therefore completely at risk. The business measurements, performance goals and calculation determining the payout are described in the Compensation Discussion and Analysis section of this proxy statement. Any payouts under the 2015-2017 performance cycle will be made in fiscal 2018.

(3)

The option grants were made under the LTIP and pursuant to the Company’s 2013 Equity Incentive Plan. The exercise price of the options is equal to the closing price of the Common Stock on the date of grant. The options vest at the rate of 25% per year on each of the first four anniversaries of the date of grant.

(4)	The restricted stock units were granted under the LTIP and pursuant to the Company’s 2013 Equity Incentive Plan. They vest in full on the third anniversary of the date of grant.

(5)

This shows the potential value of the cash payout for Mr. Benson under the LTIP if the target of maximum goals of the 2013-2015 performance cycle are satisfied. There is no threshold for this award. Mr. Benson’s appointment is prorated for the number of months employed and the maximum of 135% of target.

(6)

This shows the potential value of the cash payout for Mr. Benson under the LTIP if the target of maximum goals of the 2014-2016 performance cycle are satisfied. There is no threshold for this award. Mr. Benson’s appointment is prorated for the number of months employed and the maximum of 270% of target.

Annual Incentive Compensation Plan and LTIP

Payments under the 2015 Annual Incentive Compensation Plan and the LTIP are tied to key measures of corporate performance relating to the following financial objectives: earnings before interest and taxes, return on sales, growth in earnings per share and return on invested capital. For additional information regarding the 2015 Annual Incentive Compensation Plan and the LTIP, please refer to the Compensation Discussion and Analysis section of this proxy statement starting on page 12.

2013 Equity Incentive Plan

Equity awards granted to our executive officers in fiscal 2015 consisted of stock options, restricted stock units and PSP awards granted under the Company’s 2013 Equity Incentive Plan, as amended. Stock options have a term of ten years and typically vest in equal annual installments over the period from the date of grant until the fourth anniversary of the date of grant. The exercise price for all stock options is equal to the closing price of the Common Stock on the date of grant. Restricted stock units generally have a three-year cliff vesting. PSP awards granted in fiscal 2015 are earned based on the level of achievement of specified performance goals during a three-year performance period. To the extent earned, awards are settled in shares of fully vested Common Stock. For additional information regarding the PSP, please see the Compensation Discussion and Analysis section of this proxy statement starting on page 12.

Offer Letter for Paul P. Benson

As described in the Executive Summary of the Compensation Discussion and Analysis section of this proxy statement, on December 11, 2014, the Board elected Mr. Benson as Vice President, Human Resources, and his title was changed in April 2015 to Vice President and Chief Human Resources Officer. The Board approved the terms of an offer letter, which were accepted by him, that included the following: a base salary of $265,000; an initial stock option to purchase 5,500 shares of Company Common Stock, an initial award of 1,800 restricted stock units; and participation in the Company’s annual incentive compensation plan for executive officers for fiscal year 2015 with a target award of 40% of base salary. Mr. Benson was appointed to the fiscal 2015-2017 LTIP, with a total annual target award of $50,000 that was allocated 40% in the PSP (with a maximum award of 300% of the target opportunity), 35% in stock options and 25% in restricted stock units. In addition, Mr. Benson was also appointed to the cash-based LTIP for the fiscal 2013-2015 and fiscal 2014-2016 performance cycles that will be phased in, enabling Mr. Benson to earn a prorated cash-based LTIP award at the end of fiscal year 2015 and fiscal year 2016, depending on Esterline’s performance. Mr. Benson is eligible to participate in Esterline’s retirement, health care and other benefit plans and in the Supplemental Retirement Income Plan and the Supplemental Executive Retirement and Deferred Compensation Plan and to receive a car allowance of up to approximately $800 per month, before taxes and reimbursement for certain relocation expenses in accordance with standard corporate policy. Mr. Benson also entered into a termination protection agreement, which is further described below under “Termination of Employment and Change in Control Agreements” on page 40. As with other officers, Mr. Benson is employed at-will and serves at the pleasure of the Board.

Relocation Arrangements for Alain M. Durand

In May 2014, the Board approved compensation arrangements for Mr. Durand relating to his relocation from France to Esterline’s corporate headquarters in Bellevue, Washington. Consistent with Esterline’s executive compensation programs and with its general employment practices for senior managers who undertake major relocations, Mr. Durand received a payment of $7,200 per month as a living stipend for a 12-month period. Mr. Durand was also entitled to receive a standard package of other relocation benefits designed to be cost neutral for relocating employees and to minimize disruption caused by household moves that included reimbursement of reasonable and customary expenses. In fiscal 2015, Mr. Durand received $50,400 as a living stipend and $16,719 in reimbursed moving expenses.

Termination Arrangements for Alain M. Durand and Frank E. Houston

Effective August 14, 2015, Mr. Houston retired from his position as President, Avionics & Controls Segment, and Mr. Durand resigned from his position as President, Sensors & Systems Segment. In connection with these events, we entered into the Durand Agreement and the Houston Agreement, which are described above in Compensation Discussion and Analysis section of this proxy statement starting on page 12.

Fixed Cash Compensation in Proportion to Total Compensation

The proportion of fixed cash compensation (salary) compared to total compensation (as reported in the Summary Compensation Table for Fiscal 2015 included in this proxy statement) varies somewhat among the NEOs. Specifically, allocation among the different components of compensation varies based on the position and level of responsibility as well as on market data provided by Semler Brossy that reflects the practices of other companies. For example, those NEOs with the greater ability to influence our performance will have a higher level of at-risk compensation in the form of an increased percentage of total compensation in stock options and cash-based incentive plan target awards. The lower the level of influence of an executive, the higher the percentage of their total compensation is in the form of base salary with a correspondingly lower percentage of equity awards and cash-based incentive plan target awards. In general, the proportion of at-risk compensation increases with base salary level, which usually indicates relative scope and level of responsibility, such that those with higher salaries also have more of their total compensation at risk. Accordingly, executive compensation for higher-level executives is set to align closely with shareholder and Company long-term shared interests. In fiscal 2015, the percentage of fixed cash compensation as compared to total compensation was 23% for the CEO. For the other NEOs (excluding Messrs. Durand and Houston), the average percentage of fixed cash compensation as compared to total compensation was 40%.

Outstanding Equity Awards Table at Fiscal Year End 2015

The following table summarizes the total outstanding equity awards held as of October 2, 2015, by each of the NEOs. The market value of the restricted stock units is based on the closing price of the Company’s Common Stock on October 2, 2015, which was $71.62.

Name	Grant Date		Option Awards				Stock Awards
			Number of Securities Underlying Unexercised Options		Option	Option Expiration Date	Number of Units of Stock That Have Not	Market Value of Units of Stock That Have Not
			Exercisable (#)	Unexercisable (#)	Exercise Price ($)		Vested (#)	Vested ($)
Curtis C. Reusser	10/28/13	(1)	—	—	$—	—	35,166	$2,518,589
	12/05/13	(2)	6,500	19,500	88.75	12/05/23	—	—
	12/05/13	(3)	—	—	—	—	5,800	415,396
	12/11/14	(2)	—	20,500	117.53	12/11/24	—	—
	12/11/14	(3)	—	—	—	—	4,500	322,290
Robert D. George	12/07/06	(2)	20,800	—	38.91	12/07/16	—	—
	12/06/07	(2)	17,100	—	53.00	12/06/17	—	—
	12/11/08	(2)	26,700	—	32.00	12/11/18	—	—
	12/10/09	(2)	21,700	—	41.00	12/10/19	—	—
	12/09/10	(2)	15,300	—	64.56	12/09/20	—	—
	07/26/11	(2)	5,000	—	78.24	07/26/21	—	—
	12/08/11	(2)	13,725	4,575	51.08	12/08/21	—	—
	12/06/12	(2)	5,000	5,000	60.65	12/06/22	—	—
	12/06/12	(3)	—	—	—	—	2,800	200,536
	09/11/13	(4)	—	—	—	—	5,940	425,423
	12/05/13	(2)	—	7,400	88.75	12/05/23	—	—
	12/05/13	(3)	—	—	—	—	2,100	150,402
	12/11/14	(2)	—	5,400	117.53	12/11/24	—	—
	12/11/14	(3)	—	—	—	—	1,500	107,430
Paul P. Benson	12/11/14	(2)	—	6,500	117.53	12/11/24	—	—
	12/11/14	(3)	—	—	—	—	2,100	150,402
Marcia J. Mason	12/10/09	(2)	10,800	—	41.00	12/10/19	—	—
	12/09/10	(2)	7,600	—	64.56	12/09/20	—	—
	12/08/11	(2)	6,675	2,225	51.08	12/08/21	—	—
	08/01/12	(2)	15,000	5,000	57.03	08/01/22	—	—
	12/06/12	(2)	3,350	3,350	60.65	12/06/22	—	—
	12/06/12	(3)	—	—	—	—	1,900	136,078
	12/05/13	(2)	1,225	3,675	88.75	12/05/23	—	—
	12/05/13	(3)	—	—	—	—	1,400	100,268
	12/11/14	(2)	—	3,600	117.53	12/11/24	—	—
	12/11/14	(3)	—	—	—	—	1,000	71,620
Albert S. Yost	12/08/11	(2)	8,100	2,700	51.08	12/08/21	—	—
	12/06/12	(2)	3,350	3,350	60.65	12/06/22	—	—
	12/06/12	(3)	—	—	—	—	1,900	136,078
	09/11/13	(4)	—	—	—	—	2,500	179,050
	12/05/13	(2)	1,275	3,825	88.75	12/05/23	—	—
	12/05/13	(3)	—	—	—	—	1,500	107,430
	12/11/14	(2)	—	3,800	117.53	12/11/24	—	—
	12/11/14	(3)	—	—	—	—	1,100	78,782
	09/17/15	(3)	—	—	—	—	1,500	107,430
Alain M. Durand	06/08/11	(2)	6,250	—	73.32	06/08/21	—	—
	12/08/11	(2)	—	2,900	51.08	12/08/21	—	—
	12/06/12	(2)	—	3,200	60.65	12/06/22	—	—
	12/06/12	(3)	—	—	—	—	1,800	128,916
	09/11/13	(4)	—	—	—	—	2,500	179,050
	12/05/13	(2)	1,275	3,825	88.75	12/05/23	—	—
	12/05/13	(3)	—	—	—	—	1,500	107,430
	12/11/14	(2)	—	3,700	117.53	12/11/24	—	—
	12/11/14	(3)	—	—	—	—	1,000	71,620
Frank E. Houston	12/11/08	(2)	17,300	—	32.00	12/11/18	—	—
	12/10/09	(2)	16,200	—	41.00	12/10/19	—	—
	12/09/10	(2)	11,400	—	64.56	12/09/20	—	—
	12/08/11	(2)	11,100	3,700	51.08	12/08/21	—	—
	12/06/12	(2)	4,000	4,000	60.65	12/06/22	—	—
	12/06/12	(3)	—	—	—	—	2,300	164,726
	12/05/13	(2)	1,475	4,425	88.75	12/05/23	—	—
	12/05/13	(3)	—	—	—	—	1,700	121,754
	12/11/14	(2)	—	4,200	117.53	12/11/24	—	—
	12/11/14	(3)	—	—	—	—	1,200	85,944

(1)	Restricted stock units that vest in three equal annual installments beginning on the first anniversary of the grant date.

(2)	Options vest and become exercisable in four equal annual installments beginning on the first anniversary of the grant date.

(3)	Restricted stock units that fully vest on the third anniversary of the grant date.

(4)	Restricted stock units that vested or are scheduled to vest at a rate of 50% on December 15, 2014, 25% on December 15, 2015, and 25% on December 15, 2016.

Option Exercises and Stock Vested in Fiscal 2015

The following table summarizes the option awards exercised and restricted stock units vested during fiscal 2015 for each of the NEOs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Curtis C. Reusser	—	$—	—	$—
Robert D. George	6,218	450,044	5,940	605,227
Paul P. Benson	—	—	—	—
Marcia J. Mason	—	—	—	—
Albert S. Yost	7,600	339,120	2,500	254,725
Alain M. Durand	5,150	263,914	2,500	254,725
Frank E. Houston	9,800	538,008	—	—

(1)	Represents the difference between the exercise price and the fair market value of our Common Stock on the date of exercise.

(2)	Represents the value of vested restricted stock units calculated by multiplying the number of vested restricted stock units by the closing price of our Common Stock on the vesting date.

Retirement Benefits

Pension Benefits for Fiscal 2015

The table below provides information as of October 2, 2015, regarding the number of years of credited service, the present value of accumulated benefits payable at normal retirement age, and any payments made during the last fiscal year with respect to the Esterline Technologies Retirement Plan (the “Pension Plan”), the Esterline Corporation Supplemental Retirement Income Plan for Key Executives (the “SERP Pre 2005”), and the Esterline Technologies Corporation Supplemental Retirement Income Plan (the “SERP 2005+”). Esterline froze the SERP Pre 2005 plan on December 31, 2004, and the SERP 2005+ plan became effective January 1, 2005. Mr. George and Ms. Mason are the only NEOs eligible under the SERP Pre 2005 plan. No payments were made from these plans to any of the NEOs during fiscal 2015.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Curtis C. Reusser	Pension Plan	1.41	$35,108	$—
	SERP 2005+	1.41	242,873	—

	Total		$277,981	$—

Robert D. George	Pension Plan	17.75	$641,220	$—
	SERP Pre 2005	7.00	204,238	—
	SERP 2005+	10.75	1,060,219	—

	Total		$1,905,677	$—

Paul P. Benson (2)	Pension Plan	0.33	$5,578	$—
	SERP 2005+	0.33	4,086	—

	Total		$9,664	$—

Marcia J. Mason	Pension Plan	21.75	$981,134	$—
	SERP Pre 2005	11.00	139,388	—
	SERP 2005+	21.75	900,397	—

	Total		$2,020,919	$—

Albert S. Yost	Pension Plan	8.10	$199,904	$—
	SERP 2005+	5.85	158,265	—

	Total		$358,169	$—

Alain M. Durand	Pension Plan	2.25	$42,935	$—
	SERP 2005+	1.25	11,712	—

	Total		$54,647	$—

Frank E. Houston	Pension Plan	29.75	$1,324,998	$—
	SERP 2005+	10.50	783,565	—

	Total		$2,108,563	$—

(1)

The assumptions and methodology used in calculating the estimated present values shown in this column are generally consistent with those used and disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2015, except that the NEOs are assumed to retire at their earliest unreduced retirement age (age 65) or their current age, if later, and no pre-retirement terminations or deaths are assumed to occur. Also, no additional compensation or service is assumed beyond the fiscal year ended October 2, 2015. The specific relevant assumptions include a discount rate of 4.40% and post-retirement mortality as follows; Base table is the RP-2014 Male and Female Annuitant Mortality tables projected back to 2007 with Scale MP-2014, mortality improvement projections are based on Projection Scale MP-2014 for 2007 with future rates converging linearly to the ultimate rate by 2017. The ultimate rate is 0.8% for all ages up to 85, decreasing linearly to 0% at age 95 and beyond.

(2)	Mr. Benson was not eligible to participate until June 1, 2015.

Esterline’s Pension Plan is a broad based, tax-qualified defined benefit pension plan that provides a benefit to eligible employees of the Company. Approximately 41% of all U.S. employees are eligible to participate in the Pension Plan.

Qualified pension benefits are based on a final average pay formula, which takes into account years of service and highest five-year average earnings, or a cash balance formula, with annual pay credits ranging from 2% to 6% of earnings plus an additional 2% of earnings in excess of the annual Social Security Taxable Wage Base, and interest credits which vary annually based on certain external indices. Earnings include base pay and annual and long-term incentive pay subject to statutory limitations. As of January 1, 2003, participants were given the option of continuing to accrue benefits under the final average pay formula, or to earn benefits under the cash balance formula. Since that date, all new participants are enrolled in the cash balance formula. Participants earning benefits under the final average pay formula must contribute 1% of after-tax compensation each year, while no employee contributions are required under the cash balance formula.

The standard form of benefit payment is a single life annuity for participants who are not married and a 50% joint and surviving spouse annuity for married participants. Alternatively, participants may elect a joint and surviving spouse annuity with a continuation percentage of 75% or 100%, or a life annuity with payments guaranteed for a 5-year, 10-year or 15-year period. Benefits earned under the cash balance formula may also be paid as a lump sum.

The annual benefit at normal retirement (age 65) under the final average pay formula is the participant’s highest five-year average pay less the participant’s primary Social Security benefit times 1.6%, times the participant’s credited service up to 30 years. Participants are eligible to receive early retirement benefits when they have completed five years of plan participation and their age plus service equals 65 years. NEOs who are eligible for early retirement are Mr. George, Mr. Houston and Mr. Yost. Mr. Houston (who will fully retire as an employee in fiscal 2016) is eligible under the Pension Plan and the SERP 2005+. Mr. George is eligible under the Pension Plan, the SERP Pre 2005, and the SERP 2005+. For participants who elect to receive benefits prior to age 65, benefits are reduced by 6 2/3% per year between ages 60 and 65, 3 1/3% per year between ages 55 and 60, 3% per year between ages 50 and 55, and 2% per year below age 50.

The Supplemental Executive Retirement Plans (SERP – Pre 2005 and 2005+) provide benefit formulas and early retirement formulas that are similar to the final average pay formula and the cash balance formula in the Pension Plan, but permit benefits to be earned on compensation that is in excess of certain statutory limits that apply to the Pension Plan. However, amounts earned under the long-term incentive compensation plan are excluded from earnings used in the benefit formulas of the SERPs.

Nonqualified Deferred Compensation Table for Fiscal 2015

The table below provides information as of October 2, 2015, regarding each NEO’s activity in the Esterline Technologies Supplemental Executive Retirement & Deferred Compensation Plan (the “DC SERP”). It includes information on executive voluntary contributions, Company contributions and aggregate earnings during the fiscal year. There were no distributions from the DC SERP in fiscal 2015.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4)
Curtis C. Reusser	67,598	18,403	(5,809)	—	96,199
Robert D. George	72,241	15,107	(29,250)	—	868,371
Paul P. Benson	3,262	—	(198)	—	3,064
Marcia J. Mason	21,817	9,561	(5,696)	—	259,493
Albert S. Yost	41,801	10,226	(6,788)	—	444,293
Alain M. Durand	—	18,743	(8,705)	—	174,306
Frank E. Houston	38,575	12,682	(2,429)	—	343,449

(1)	Represents elective deferrals of compensation that are also reported as compensation earned in the Summary Compensation Table for Fiscal 2015 in this proxy statement.

(2)

Represents Company matching contributions to the DC SERP earned in fiscal 2015, except for Mr. Durand. Company contributions are also reported in the All Other Compensation column of the Summary Compensation Table for Fiscal 2015 in this proxy statement. Mr. Durand was offered the opportunity to participate in the DC SERP in connection with his promotion to Group Vice President in fiscal 2011. Being a French employee at the time, he was given a special arrangement and the registrant contribution is a discretionary allocation per that agreement.

(3)	Represents increases/decreases due to dividends, earnings, fees and investment gains/losses.

(4)

Does not include Company contributions earned in fiscal 2015 that will not be made until early 2016 following calendar and qualified plan year closing activities. Includes amount reported in prior years.

The DC SERP became effective on January 1, 2007. The plan provides an opportunity for participants to defer a portion of their cash compensation to be paid as a lump sum or in 10 annual installments upon retirement or at another future date. The executives may defer up to 75% of base pay and annual incentive compensation and up to 100% of long-term incentive compensation. Investment earnings are pursuant to each executive’s individual elections from among available investment options, substantially similar to those in the Company’s tax-qualified 401(k) plan, and are subject to daily valuation.

The DC SERP provides a Company match on part of the deferred compensation based on a formula that is substantially the same as that in the Company’s tax-qualified 401(k) plan. The Company match applies to deferred compensation amounts that exceed certain statutory limits in the tax-qualified 401(k) plan. However, amounts earned under the long-term incentive compensation plan are excluded from earnings used in the match calculation of the DC SERP.

Termination of Employment and Change in Control Arrangements

Termination Protection Agreements in Fiscal 2015. The Company has entered into termination protection agreements with the NEOs (other than Messrs. Durand and Houston) which provide “double-trigger” benefits that are designed to induce them to remain in the employ of the Company or any successor company in the event of a “Change in Control Event” by assuring compensation benefits if an officer is terminated without “Cause” or resigns for “Good Reason,” as defined in the agreements. The termination protection agreement with each of Mr. Durand and Mr. Houston terminated in connection with the resignation and retirement of Mr. Durand and Mr. Houston, respectively, effective in August 2015. In the event of termination of employment within two years after the day preceding a Change in Control Event, the agreements for Messrs. Reusser, George, Benson and Yost and Ms. Mason provide for:

•

a pro rata amount of the average compensation received during the prior two years, calculated as follows: the average compensation received during the prior two years multiplied by a fraction, the numerator of which is the number of days the executive was employed during the fiscal year in which termination occurs and the denominator of which is 365, with the product reduced (but not below zero) by the base salary and car allowance paid to the executive with respect to his/her employment during the fiscal year in which termination occurs;

•	a lump sum payment equal to all other earned, but unpaid amounts;

•	a lump sum payment equal to three times the average compensation paid during the prior two years;

•	reimbursement of certain legal fees and expenses associated with enforcing the agreement; and

•

continuation of life insurance, health and accident and disability benefits for the remainder of the initial two-year period or until other full-time employment is accepted, unless participation in the Company’s plans or programs is not practicable, in which case the Company may provide the executive with substantially similar benefits or cash compensation on an after-tax basis sufficient for the executive to purchase such benefits.

In the event any payments under the termination protection agreements are considered to be “excess parachute payments” under Section 280G of the IRC, either alone or together with other Company payments, the payments will be reduced so that the payments will not be treated as “excess parachute payments.” However, this payment reduction will only take place if the reduction would provide to the officer a greater net, after-tax benefit than he or she would receive if the payments were not subject to the reduction.

For purposes of the termination protection agreements, the following definitions apply:

“Cause” is generally defined as:

•

the willful and continued failure by the executive to substantially perform his duties and obligations to the Company (other than any such failure resulting from illness, sickness, or physical or mental incapacity) which failure continues after the Company has given notice to the executive; or

•	the willful engaging by the executive in misconduct that is significantly injurious to the Company, monetarily or otherwise.

“Good Reason” is generally defined as:

•

a material diminution in the executive’s authority, duties, or responsibilities, including, for example, assignment to the executive of any duties inconsistent with, or the reduction of powers or functions associated with, his positions, duties, responsibilities and status with the Company immediately prior to the transaction or any removal of the executive from or any failure to re-elect the executive to any positions or offices the executive held immediately prior to the transaction, except in connection with the termination of the executive’s employment by the Company for cause or for disability, or a material negative change in the employment relationship, such as the failure to maintain a working environment conducive to the performance of the executive’s duties or the effective exercise of the powers or functions associated with the executive’s position, responsibilities and status with the Company immediately prior to the transaction;

•	the Company’s failure to pay the executive a monthly base salary at least equal to the then applicable minimum base salary provided for in the;

•

the Company’s failure to pay the executive, within 75 days following the end of a fiscal year, compensation with respect to each such fiscal year ending after the transaction in an amount at least equal to the minimum total compensation provided for in the agreement;

•	the Company’s mandatory transfer of the executive to another geographic location, without the executive’s consent, outside of a twenty (20) mile radius from the executive’s current location;

•

Company action or omission, in its capacity as a plan administrator or otherwise, that would adversely affect the executive’s participation in any fringe benefit program in effect at the time of the transaction, or materially reduce the value of his or her benefits under any such program; or

•	failure by the Company to obtain an assumption of the obligations of the Company to perform the agreement by any successor.

Termination of employment by the executive will not be deemed to be for “Good Reason” unless the executive provides notice to the Company of the Good Reason conduct or event within 90 days of its occurrence and the Company has a 30-day opportunity after such notice to cure such conduct or event.

“Change in Control Event” is generally defined as:

•

an acquisition by any individual, entity or group of beneficial ownership of 30% or more of either (1) the then outstanding shares of Common Stock of the Company or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, excluding, certain acquisitions involving the Company or a related company; or

•

a change in the composition of the Board during any two-year period such that the incumbent Board members cease for any reason to constitute at least a majority of the Board (not including directors whose election was approved by at least two-thirds of the incumbent Board); or

Material Changes to Termination Protection Agreements in Fiscal 2016. In early fiscal 2016, the Board approved amendments to the executive termination protection agreements for Messrs. Reusser, George, Benson and Yost and Ms. Mason, as follows:

•

to change the calculation for the average compensation that applies for determining the a pro rata cash payment and the lump sum payment to be determined by the following formula: one (1) times the executive’s annual rate of salary on the date immediately prior to the date of the change in control event (the “effective date”), plus one (1) times the executive’s target annual incentive compensation on the effective date, plus the actual gross cash compensation paid to the executive under the Company’s long-term incentive plan during the twenty-four (24) month period ending on the Effective Date, divided by two (2); provided, however, that for Mr. Benson, with respect to the payment under the long-term incentive plan, if the effective date occurs prior to the payment to Mr. Benson of any earned cash award under the long-term incentive plan for fiscal 2016, he will be paid 100% of the actual gross cash compensation paid to him under the Company’s long-term incentive plan for fiscal 2015;

•

to add as an additional benefit the full vesting of all outstanding unvested equity awards held by the executive as of the effective date to the extent such awards were not accelerated in full in connection with the Change in Control event;

•

to add to the Good Reason definition the failure to make at least two (2) annual grants of equity awards of Company Common Stock or other form of ownership interest with an equivalent market value to the grants made to the executive during the twelve (12) months immediately preceding the effective date; and

•	to add to the Change in Control Event definition the events described under “company transaction” below under “Equity Plans.”

Equity Plans. Options granted pursuant to the Company’s 2004 Equity Incentive Plan or the 2013 Equity Incentive Plan to our executive officers on or after December 10, 2009, continue to vest in accordance with the normal vesting schedule in the event of termination due to “Full Retirement,” generally defined as a voluntary termination when the participant is age 65 or older and such termination is a bona fide end to the participant’s career in the industries and markets within which the Company does business. For restricted stock units granted pursuant to the Company’s 2004 Equity Incentive Plan or the 2013 Equity Incentive Plan prior to the end of fiscal 2015, the Compensation Committee has in its sole discretion the ability to provide that all unvested units become vested upon “Full Retirement.” In addition, upon death or disability of our executive officers, all unvested stock options and restricted stock units will automatically fully vest. Upon the retirement, death or disability of an executive officer, each executive officer is entitled to awards issued in the normal course under the PSP for the full performance period based on actual achievement of the PSP goals so long as the executive officer completes at least one full year of continuous, active employment during the performance period. If that service period is not met, the executive officer will not be entitled to any award under the PSP upon his or her retirement, death or disability.

In addition, pursuant to the Company’s 2004 Equity Incentive Plan or the 2013 Equity Incentive Plan, all options and restricted stock units held by the NEOs do not vest upon certain company transactions if the successor converts, assumes or replaces such awards unless an employee is terminated without cause or resigns with good reason within 24 months following such transaction. If the outstanding options and restricted stock units held by NEOs are not converted, assumed or replaced by the successor in such transaction, the outstanding awards become fully and immediately vested and exercisable, as applicable. All options and restricted stock units held by the NEOs that were granted prior to September 2015 become fully and immediately vested and exercisable immediately prior to certain acquisitions of the Company’s outstanding securities and changes in the composition of the Board. Stock options and restricted stock units granted to NEOs after September 2015 will not vest automatically upon such events. Performance-based awards under the PSP program earned and outstanding as of the date of a company transaction and for which the payout level has been determined are payable in full in accordance with the original payout schedule. Awards under the PSP program for which the payout level has not been determined will be prorated at the target payout level up to and including the date of such transaction.

The restricted stock units granted to each of Messrs. George, Durand and Yost on September 11, 2013, vested 50% on December 15, 2014, and 25% on December 15, 2015, and will vest 25% on December 15, 2016; provided, however, that due to his resignation, Mr. Durand will not be entitled to receive the restricted stock units scheduled to vest on December 15, 2016. In the event of the termination of service of Messrs. George and Yost by the Company without Cause (as defined above) or by the executive officer with “good reason,” the unvested restricted stock units due to vest on December 15, 2016, will vest immediately as of the date of termination of service. In the discretion of the Compensation Committee, any unvested units may become vested units upon “Full Retirement” of Mr. George or Mr. Yost, respectively, as described above. For purposes of these restricted stock units, “good reason” is defined as (1) a material diminution in the executive’s authority, duties or responsibilities in the circumstances described in the first bullet under the definition of Good Reason above; (2) a reduction in the value of the executive’s annual structural compensation of 10% or more, whether delivered as direct, indirect, or fringe benefit compensation; (3) executive’s transfer by the Company to another geographic location, without the executive’s consent, outside a twenty (20) mile radius; or (4) failure by the Company to obtain an assumption of its obligations under the agreements governing the restricted stock units by any successor.

For purposes of the 2004 Equity Incentive Plan and awards granted under the 2013 Equity Incentive Plan prior to September 2015, the following definitions generally apply:

A company transaction is generally defined as the consummation of any of the following:

•	a merger or consolidation of the Company with or into any other company or other entity;

•	a sale in one transaction or a series of transactions undertaken with a common purpose of at least 50% of the Company’s outstanding voting securities; or

•	a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of at least 50% of the Company’s assets,

and excludes a transaction pursuant to which:

•

the beneficial ownership of the Company or the resulting company remains the same with respect to at least 70% of the voting power of the outstanding voting securities in substantially the same proportions as immediately prior to such transaction;

•

no entity (other than the Company or an affiliate) will beneficially own 30% or more of the outstanding shares of Common Stock of the resulting company or the voting power of the outstanding voting securities; and

•	the Company’s incumbent board will, after the transaction, constitute at least a majority of the board of the company resulting from such transaction.

A change in control is generally defined as the occurrence of any of the following events:

•

an acquisition of beneficial ownership of 30% or more of either (a) the then outstanding shares of Common Stock of the Company or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (excluding any acquisition directly from the Company, any acquisition by the Company, any acquisition by any employee benefit plan of the Company, or an acquisition pursuant to certain related party transactions); or

•

a change in the composition of the Board during any two-year period such that the incumbent board members cease to constitute at least a majority (not including directors whose election was approved by at least two-thirds of the incumbent board).

In September 2015, we amended the 2013 Equity Incentive Plan to delete the definition of change of control, as described above, and to change the term “company transaction” to “change in control” such that as amended, change in control has the meaning of company transaction as set forth above.

Annual Incentive Compensation Plan. Under the terms of the 2015 Annual Incentive Compensation Plan, participants must remain employed by the Company through the entire fiscal year and through the payment date (generally within 60 days following fiscal year-end) to be entitled to receive payment, unless termination is due to retirement, disability or death, in which case the participant will be entitled to a pro-rata amount based on the participant’s period of active employment. Payments made under the 2015 Annual Incentive Compensation Plan are subject to the Company’s compensation recovery, or “clawback,” policy.

Cash-Based Long-Term Incentive Plan. Under the terms of the cash LTIP, participants must be actively employed by the Company through the entire performance period and through the payment date (generally in January of the calendar year immediately following the conclusion of the performance period) to be entitled to receive payment, unless termination is due to retirement, disability or death, in which case the participant will be entitled to the actual award for the full performance period in the normal course so long as the participant completed at least one year of continuous employment during the performance period. Payments made under the LTIP are subject to the Company’s compensation recovery, or “clawback,” policy.

Pension Plans. Under the terms of the Pension Plan and SERPs (Pre 2005 and 2005+), a participant must earn five years of service to receive a termination benefit. Disability benefits are available to any active participant who becomes totally and permanently disabled and remains so until normal retirement age. The disability benefit is calculated assuming the rate of pay at disability continues in effect until normal retirement age, and includes service from the date of disability until normal retirement age. Normal retirement age is 65, with 5 years of service, and early retirement can occur once a participant’s age plus years of service equal at least 65 years.

Potential Payments Upon Termination of Employment or Change in Control

The estimated potential incremental payments and benefits for the NEOs under each termination scenario are outlined in the following table. The table does not include amounts payable under the DC SERP and benefits generally available to all employees on a non-discriminatory basis or earned benefits, which are payments and benefits that the NEOs would have already earned during their employment with us whether or not a termination or change in control event had occurred. Actual amounts payable can only be determined at the time of termination or change in control. Messrs. Durand and Houston have not been included in the following table due to their resignation and retirement, respectively, effective August 14, 2015. Please see the section following the table for further details about the amounts received by Messrs. Durand and Houston in connection with their termination of employment.

Name	Benefit	Termination Scenario (1)
		Voluntary ($)	Retirement, Death or Disability ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control Termination ($)
Curtis C. Reusser	Severance Payment (2)	$—	$—	$—	$3,832,307
	Cash Incentives (3)	—	1,081,105	—	482,816
	Accelerated Equity (4)	—	3,256,323	—	3,256,323
	Continued Equity Vesting (5)	—	—	—	—
	Benefit Continuation (6)	—	—	—	43,111
	Excess Retirement Benefit (7)	—	1,371,507	—	—
	Reduction of CIC Benefits (8)	—	—	—	(516,566)
Robert D. George	Severance Payment (2)	$—	$—	$—	$3,312,653
	Cash Incentives (3)	—	496,166	—	229,304
	Accelerated Equity (4)	—	1,245,323	212,711	1,245,323
	Continued Equity Vesting (5)	—	148,821	—	—
	Benefit Continuation (6)	—	—	—	43,111
	Excess Retirement Benefit (7)	—	164,277	—	—
Paul P. Benson	Severance Payment (2)	$—	$—	$—	$378,595
	Cash Incentives (3)	—	79,601	—	28,052
	Accelerated Equity (4)	—	451,206	—	451,206
	Continued Equity Vesting (5)	—	—	—	—
	Benefit Continuation (6)	—	—	—	17,986
	Excess Retirement Benefit (7)	—	240,102	—	—
Marcia J. Mason	Severance Payment (2)	$—	$—	$—	$2,199,825
	Cash Incentives (3)	—	333,453	—	153,144
	Accelerated Equity (4)	—	307,966	—	463,367
	Continued Equity Vesting (5)	—	155,401	—	—
	Benefit Continuation (6)	—	—	—	18,702
Albert S. Yost	Severance Payment (2)	$—	$—	$—	$2,404,875
	Cash Incentives (3)	—	351,939	—	159,975
	Accelerated Equity (4)	—	698,295	89,525	790,503
	Continued Equity Vesting (5)	—	92,208	—	—
	Benefit Continuation (6)	—	—	—	39,604
	Excess Retirement Benefit (7)	—	288,240	—	—

(1)	All scenarios assume termination and/or change in control occurred on October 2, 2015, the last day of fiscal 2015. The closing price of the Company’s Common Stock on that date was $71.62 per share.

(2)

All executives receive a lump sum payment equal to three times the Minimum Total Compensation, generally defined as the aggregate gross cash compensation paid to the executive during the 24-month period prior to the change in control, divided by two.

(3)

The amounts under the Retirement, Death or Disability column represent (1) actual amounts earned under the 2015 Annual Incentive Compensation Plan and the 2013-2015 performance cycle under the cash-based LTIP that participants would only be entitled to if termination was due to retirement, death or disability, plus (2) target amounts under the 2014-2016 performance cycle under the cash-based LTIP that participants would only be entitled to if termination was due to retirement, death or disability. The terms of the cash-based LTIP provide that participants are entitled to the actual award for the full performance period in the event of retirement, death or disability after at least one year of continuous employment during a performance cycle, but the amounts in the table reflect the target amounts for the 2014-2016 performance cycle because actual awards under this cycle cannot be determined at this time. The amounts under the Change in Control Termination column represent an amount equal to Minimum Total Compensation minus base salary and car allowance received during the fiscal year.

(4)

The amounts under the Change in Control Termination column represent (1) the difference between the closing price of the Company’s Common Stock on October 2, 2015, and the exercise price of the accelerated options, (2) the value of the accelerated restricted stock units based on the closing price of the Company’s Common Stock on October 2, 2015, and (3) the value of the 2015-2017 performance cycle under the PSP program prorated at target up to October 2, 2015, based on the closing price of the Company’s Common Stock on October 2, 2015. Options, restricted stock units and awards under the PSP program may accelerate even if the executive’s employment is not terminated. For purposes of stock options and restricted stock units granted under the 2004 Equity Incentive Plan and the 2013 Equity Incentive Plan, this assumes the stock options and restricted stock units are not assumed or substituted for by the successor company in a company transaction. The amounts in the Retirement, Death or Disability column (1) represent the value of the accelerated restricted stock units based on the closing price of the Company’s Common Stock on October 2, 2015, (2) assumes that either termination was due to death or disability or that the Compensation Committee exercised its discretion in the case of full retirement to provide that all unvested units become vested and (3) assume one full-year of continuous, active employment during the performance period of the PSP. The amounts under the Involuntary Termination Without Cause or for Good Reason column represent the value of the accelerated special restricted stock units (granted on September 11, 2013) based on the closing price of the Company’s Common Stock on October 2, 2015.

(5)

Represents the difference between the closing price of the Company’s Common Stock on October 2, 2015, and the exercise price of options that were unvested as of October 2, 2015, but that would have continued to vest after termination of employment due to retirement.

(6)

Represents the cost of continuation of benefits for two years after the transaction, which is the longest period provided for under the termination protection agreements. These benefits include medical, dental, accident, disability and life insurance.

(7)	Represents the value of additional benefits due to termination of employment as a result of disability in excess of what is shown in the Pension Benefits for Fiscal 2015 table in this proxy statement.

(8)

Represents the reduction estimated to be necessary to avoid excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended, on payments related to a change in control. Under the terms of the termination protection agreements, payments are only reduced if the reduction would provide the executive a greater net, after-tax benefit than the executive would receive if the payments were not subject to the reduction.

The Retirement of Mr. Houston

Effective August 14, 2015, Mr. Houston retired from his position as President, Avionics & Controls Segment. In connection with Mr. Houston’s retirement, we entered into the Houston Agreement, pursuant to which Mr. Houston will remain employed as a Senior Advisor until May 27, 2016. As his service continued though the payment date, he remained eligible to receive awards under the 2015 annual incentive plan and the LTIP, and was paid $44,206 under the 2015 annual incentive plan, but was not paid any amount under the cash-based 2013-2015 performance cycle of the LTIP, as no amounts were earned for that cycle as a result of performance. He is also eligible to receive a payment under the 2014-2016 performance cycle (in cash) and the 2015-2017 performance cycle (in shares) of the LTIP pursuant to the terms of such awards, which will be paid in fiscal 2017 and fiscal 2018, respectively, based on actual achievement of the performance goals for each cycle (at target, the value of his awards is $219,000 and $226,000 for the 2014-2016 performance cycle and 2015-2017 performance cycle, respectively). His stock options and restricted stock units will continue to vest through May 27, 2016, assuming continued service to the Company . In October 2015, Mr. Houston was paid $8,500 to help cover the costs of COBRA coverage for himself and his qualified dependents for the period October 2015 through May 2016.

The Resignation of Mr. Durand

Effective August 14, 2015, Mr. Durand resigned from his position as President, Sensors & Systems Segment. In connection with Mr. Durand’s resignation, we entered into the Durand Agreement, pursuant to which Mr. Durand will remain employed as a Senior Advisor until December 31, 2015. Pursuant to the Durand Agreement, he is entitled to receive $493,334, a portion of which was paid as current base salary on regular payroll periods during his service as a Senior Advisor and the remainder of which will be paid in January 2016. He will also be paid $16,700 to help cover the costs for COBRA coverage for himself and his qualified dependents for the period January 2016 through August 2016 and is eligible to receive executive outplacement services and continued income tax return preparation services related to his 2014 relocation from France to the United States. As his service continued though the payment date, he remained eligible to receive awards under the 2015 annual incentive plan and was paid $36,488. He was not be paid any amount under the under the 2013-2015 performance cycle of the cash-based LTIP even though he remained eligible for such an award pursuant to the terms of the Durand Agreement, as no amounts were earned for that cycle as a result of performance. As his service continues, his stock options and restricted stock units will continue to vest through his service termination date of December 31, 2015, and thereafter, any unvested stock options or restricted stock units will terminate.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company reviews related party transactions. Related party transactions are transactions that involve the Company’s directors, executive officers, director nominees, 5% or more beneficial owners of the Company’s Common Stock, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest, as specified under applicable SEC regulations. Transactions that are reviewed as related party transactions by the Company are transactions that involve amounts that would exceed $120,000 and/or are required to be disclosed in the proxy statement under SEC regulations and certain other similar transactions. Pursuant to the Company’s Code of Business Conduct and Ethics, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or to the Board of Directors, in the case of directors. The Company evaluates these reports along with responses to the Company’s annual director and officer questionnaires for any indication of possible related party transactions. If a transaction is deemed by the Company to be a related party transaction, the information regarding the transaction is forwarded to the Audit Committee for review and approval. Pursuant to the Audit Committee’s charter, it has been delegated the authority to review and approve all related party transactions.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors consists of four non-employee directors, each of whom the Board has determined (i) meets the independence criteria specified by the SEC and the requirements of Section 303A.02 and other applicable sections of the NYSE listing standards and (ii) is financially literate in accordance with the requirements of Section 303A.07 of the NYSE listing standards. The Audit Committee annually reviews and reassesses its written charter, a copy of which is available on the Company’s website at www.esterline.com under the Corporate Governance tab.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls for financial reporting. The Audit Committee is responsible for overseeing the Company’s financial reporting processes on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements relating to the fiscal year ended October 2, 2015, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee selects and retains the Company’s independent registered public accounting firm.

The Audit Committee discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters relating to the audit required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16. In addition, the Audit Committee has discussed with the independent registered public accounting firm the accounting firm’s independence from management and the Company and received the written disclosures from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board requiring the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended October 2, 2015, for filing with the Securities and Exchange Commission.

Respectfully submitted,

SCOTT E. KUECHLE, CHAIRMAN

PAUL V. HAACK

MARY L. HOWELL

JAMES J. MORRIS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The aggregate fees billed by Ernst & Young LLP, the Company’s independent registered public accounting firm, in fiscal 2015 and 2014 were as follows:

	Fees
	2015	2014
Audit fees (1)	$4,001,395	$3,817,210
Audit-related fees (2)	37,500	42,605
Tax fees (3)	421,058	1,063,419
All other fees (4)	10,750	23,033

(1)

Includes professional services for the audit of the Company’s annual financial statements and internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, included in the Company’s Annual Reports on Form 10-K, and for reviews of the financial statements included in the Company’s Form 10-Q filings. Included are services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements and services that generally only the independent registered public accounting firm can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

(2)

Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including, if applicable, fees related to assistance in financial due diligence related to mergers and acquisitions and consultation regarding generally accepted accounting principles. These services include employee benefit plan (pension and 401(k)) audits and other assurance services not directly related to the audit of the Company’s consolidated financial statements.

(3)

Includes fees associated with tax compliance, tax advice, and domestic and international tax planning. This category includes fees relating to tax planning on mergers and acquisitions, restructurings and other services related to tax disclosure and filing requirements.

(4)	Consists of fees for all other services not included in the three categories set forth above.

The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by the independent registered public accounting firm. The Audit Committee may either pre-approve such services without consideration of specific case-by-case services (“general approval”) or pre-approve specific services (“specific pre-approval”). Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a specific budget. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee at the following meeting. When pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient services, for reasons such as familiarity with the Company’s business, people, culture, accounting systems, and risk profile and whether the services enhance the Company’s ability to manage or control risks and improve audit quality.

The Audit Committee has designated the Corporate Controller to monitor the services provided by the independent registered public accounting firm, to determine whether such services are in compliance with the pre-approval policy and to report the results of such monitoring to the Audit Committee on a periodic basis.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information as of October 2, 2015, about the shares of Common Stock that may be issued upon the exercise of options, warrants and rights under the 2002 Employee Stock Purchase Plan, the 2004 Equity Incentive Plan and the 2013 Equity Incentive Plan, the only equity compensation plans of the Company in effect during the Company’s last fiscal year.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column) (3) (4)
Equity compensation plans approved by security holders	1,675,330	$69.1996	1,653,931
Equity compensation plans not approved by security holders	—	—	—

Total	1,675,330	$69.1996	1,653,931

(1)

Includes 83,728 shares subject to outstanding options under the U.K. ShareSave Scheme, which is a subplan to the 2002 Employee Stock Purchase Plan. Also includes shares subject to the 2015-2017 performance cycle under the PSP program and assumes payout at maximum levels.

(2)	Excludes restricted stock units and awards under the PSP program, which have no exercise price.

(3)

Of these shares, 1,214,523 shares are available for issuance under the 2013 Equity Incentive Plan and 549,808 shares are available for purchase under the 2002 Employee Stock Purchase Plan (not including the 83,728 shares subject to outstanding options under the U.K. ShareSave Scheme and the shares subject to the 2015-2017 performance cycle under the PSP program) as of the end of the Company’s last completed fiscal year.

(4)

Each of the Company’s non-employee directors receives an automatic grant of shares of Common Stock not subject to any restriction under the 2013 Equity Incentive Plan within 45 days after each annual shareholders meeting with an aggregate market value of $110,000 based on the closing price of the Common Stock on that date.

PROPOSAL TWO:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act, we are offering our shareholders the opportunity to cast an advisory vote (commonly referred to as the “say on pay” vote) on the Company’s executive compensation program for NEOs. The Board of Directors has determined that it will include this proposal in the Company’s proxy materials annually (with the next vote occurring at the Company’s annual meeting in 2017) until the next required shareholder advisory vote on the frequency of shareholder advisory votes on the compensation of executives. Although this advisory vote is nonbinding, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering future compensation decisions for NEOs.

As discussed in the Compensation Discussion and Analysis section of this proxy statement, we believe our compensation program is based on a pay-for-performance structure, is well-aligned with the long-term interests of our shareholders, and is designed to attract, motivate, and retain executive officers who are critical to our success. Some of the features of our compensation program that illustrate our philosophy are:

•

A significant portion of an executive’s compensation is at-risk and is subject to the Company’s performance. In fiscal 2015, the executive compensation package (base salary, short- and long-term incentives at target) included 77% of at-risk compensation for the CEO and an average of 60% of at-risk compensation for the other NEOs (other than Messrs. Durand and Houston).

•

Base salary increases are typically modest and in keeping with market pay data for executives with similar responsibilities and level of experience. Exceptional increases are limited to promotions or situations where the executive’s job performance is strong and his/her base salary is significantly under the market median.

•	Our stock option awards feature graduated vesting over a four-year period.

•	Our restricted stock unit awards generally feature three-year cliff vesting.

•

Our cash-based long-term incentive plan has three-year performance periods and is settled in shares beginning with the fiscal 2015-2017 cycle to encourage executives to make decisions that align our long-term goals with shareholder interests.

•

Our annual incentive program features financial metrics of earnings before interest and taxes and return on sales and strategic objectives to focus management attention on balanced growth and achievement in critical areas to help ensure the Company will be well-positioned for future growth.

•

Stock Ownership Guidelines require executive officers to acquire and hold certain amounts of the Company’s Common Stock, which levels will increase effective in fiscal 2016, to further strengthen alignment of management’s interests with those of our shareholders.

•	We have established a clawback policy that covers awards under all of our incentive programs and also includes prohibitions on hedging/pledging activities under our Insider Trading Policy.

Shareholders are encouraged to read the full details of our executive compensation program as described in the Compensation Discussion and Analysis section of this proxy statement, the accompanying compensation tables and related narrative disclosure to properly evaluate our approach to compensating our executives.

For the reasons provided above, we recommend that the shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s NEOs, as disclosed in the Compensation Discussion and Analysis section of this proxy statement and the accompanying compensation tables and related narrative disclosure in this proxy statement.

The Board of Directors unanimously recommends that you vote FOR this proposal to approve, on an advisory basis, the compensation of the Company’s NEOs.

PROPOSAL THREE:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Ernst & Young LLP was the independent registered public accounting firm that audited the Company’s consolidated financial statements for the fiscal year ended October 2, 2015. The Audit Committee of the Board of Directors of the Company requests that shareholders ratify its selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm to audit its consolidated financial statements for the fiscal year ending September 30, 2016, at its annual meeting.

The Company is not obligated by law, its Restated Certificate of Incorporation or Amended and Restated Bylaws to seek ratification of the directors’ selection of its independent registered public accounting firm, but is doing so as a matter of corporate practice. If the selection of its independent registered public accounting firm is not ratified by shareholders, the Company may continue to use Ernst & Young LLP as its independent registered public accounting firm or, even if shareholders vote in favor of the selection, may select a new firm if, in the opinion of the Audit Committee, such a change would be in the best interests of the Company and its shareholders.

The Company expects that representatives of Ernst & Young LLP will be present at the 2016 annual meeting, will be given the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, generally requires the Company’s directors, executive officers and 10% or greater shareholders to file electronically reports of their ownership of Common Stock and of changes in such ownership to the SEC. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who did not file a Section 16 report on a timely basis. Based solely upon a review of such reports furnished to the Company and written representations from the executive officers and directors that no other reports were required, the Company believes that all such reports were filed on a timely basis during fiscal 2015, except for the initial grant of 5,500 stock options and 1,800 restricted stock units made to Mr. Paul A. Benson on December 11, 2014, which was late due to an administrative error. An amended Form 4 reporting these equity awards for Mr. Benson was filed in February 2015.

OTHER MATTERS

As of the date of this proxy statement, the only matters which management intends to present at the meeting are those set forth in the notice of meeting and in this proxy statement. Management knows of no other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting as proxies.

FORM 10-K AND OTHER CORPORATE GOVERNANCE INFORMATION

The 2015 Annual Report of the Company was provided to shareholders with this proxy statement. The Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2015, including the consolidated financial statements and the financial statement schedules, to any shareholder who makes a request. Contact Esterline Technologies Corporation, Attn: Corporate Communications, 500 108th Avenue NE, Suite 1500, Bellevue, WA 98004 or call (425) 453-9400. This proxy statement, the 2015 Annual Report and the Annual Report on Form 10-K for the fiscal year ended October 2, 2015, are also available on the Company’s website, www.esterline.com, under the Investor Relations tab. In addition, shareholders may find information relating to the Company’s corporate governance posted on the Company’s website, www.esterline.com, under the Corporate Governance tab. Documents located in this section include the charters for the Audit, Compensation, and Nominating & Corporate Governance Committees, the Corporate Governance Guidelines and the Code of Business Conduct and Ethics.

SHAREHOLDER PROPOSALS FOR 2017

In accordance with the Company’s Amended and Restated Bylaws, proposals of shareholders of the Company that are intended to be included in the Company’s proxy statement and presented by such shareholders at the Company’s 2017 annual meeting must be received at the Company’s principal executive office not fewer than 120 days nor more than 150 days prior to the date of the 2017 annual meeting of February 9, 2017, and must include the information specified in the Company’s Amended and Restated Bylaws. Accordingly, proposals must be received no earlier than September 19, 2016, and no later than October 20, 2016. Any shareholder proposals submitted after October 20, 2016, will be considered untimely and/or not properly brought before the 2017 annual meeting. A copy of the pertinent Bylaw provisions is available on request to the following address: Corporate Secretary, Esterline Technologies Corporation, 500 108th Avenue NE, Suite 1500, Bellevue, Washington 98004.

Pursuant to Rule 14a-8 of the Exchange Act, in order for a shareholder’s proposal to be eligible for inclusion in the Company’s proxy statement for the 2017 annual meeting, among other things, the proposal must be received by September 30, 2016, the shareholder must own at least one percent of the outstanding shares of Common Stock or shares of Common Stock with a market value of $2,000 for at least one year prior to submitting the proposal, and the shareholder must continue to own such stock through the date of the 2017 annual meeting.

By order of the Board of Directors

/s/ Amy L. Watson
AMY L. WATSON
Associate General Counsel and
Corporate Secretary

December 29, 2015

Esterline Technologies Corporation

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on February 9, 2016.

Vote by Internet
• Go to www.envisionreports.com/ESL
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
•	Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in	☒
this example. Please do not write outside the designated areas.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the following:

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Paul V. Haack*	☐	☐	☐	02 - Scott E. Kuechle*	☐	☐	☐	03 - Curtis C. Reusser*	☐	☐	☐
* Each to serve a term that expires in 2019.
		For	Against	Abstain
	04 - Michael J. Cave**	☐	☐	☐
** To serve a term that expires in 2017.

		For	Against	Abstain			For	Against	Abstain
2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended October 2, 2015.	☐	☐	☐	3.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2016.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Note: please sign as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Esterline Technologies Corporation

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Curtis C. Reusser, Marcia J. Mason and Amy L. Watson and each of them as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned, the number of shares of common stock of Esterline Technologies Corporation that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on February 10, 2016, or at any adjournment or postponement thereof. The undersigned directs that this proxy be voted as stated on the reverse side.

This proxy when properly executed, will be voted in the manner directed on this proxy card. If no specification is made, a vote FOR all nominees and FOR proposals 2 and 3 will be entered. In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2015 Annual Report to Shareholders are available at: www.envisionreports.com/ESL

(Continued and to be marked, dated and signed, on the other side)